UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Realty Income Corporation
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Realty Income Corporation, a Maryland corporation, to be held at 9:00 AM, local time, on May 12, 2015 at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130.

At the Annual Meeting, you will be asked to consider and vote upon:

(1) The election of the eight directors named in the accompanying Proxy Statement to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualify.

(2) The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

(3) A non-binding advisory proposal to approve the compensation of our named executive officers, as described in the accompanying Proxy Statement (the “say on pay vote”).

(4) The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

These proposals are more fully described in the accompanying Proxy Statement.  We urge you to carefully review the Proxy Statement.

Our Board of Directors recommends a vote FOR the election of the eight director nominees to serve until the next annual meeting and until their respective successors are duly elected and qualify; a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and a vote FOR the say on pay vote.

Your vote is important to us, whether you own few or many shares.

Whether or not you plan to attend our Annual Meeting, we urge you to authorize your proxy via the internet, or if you are receiving a paper copy of the Proxy Statement, by telephone or by completing and mailing a proxy card, to ensure your shares are represented and voted at our Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Sincerely,

/s/ JOHN P. CASE
JOHN P. CASE

Chief Executive Officer, President and Director, Board of Directors,

REALTY INCOME CORPORATION

A Maryland corporation

11995 El Camino Real

San Diego, CA 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 AM, Pacific Daylight Time, on Tuesday, May 12, 2015.
PLACE	San Diego Marriott Del Mar 11966 El Camino Real San Diego, California 92130
ITEMS OF BUSINESS

PROPOSAL 1 – The election of the following eight nominees to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualify: (1) Kathleen R. Allen, Ph.D., (2) John P. Case, (3) A. Larry Chapman, (4) Priya Cherian Huskins, (5) Michael D. McKee, (6) Gregory T. McLaughlin, (7) Ronald L. Merriman and (8) Stephen E. Sterrett.

PROPOSAL 2 – The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015.

PROPOSAL 3 – A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.

Additionally, the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

The above items of business are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

Management will report on the current activities of Realty Income and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments.

RECORD DATE	You may vote if you were a holder of record of our common stock at the close of business on March 5, 2015.
PROXY VOTING

Your vote is important. If you plan to be present, please notify Michael R. Pfeiffer, Executive Vice President, General Counsel and Secretary, so that identification can be prepared for you. Whether or not you plan to attend our Annual Meeting, we urge you to submit your proxy to ensure your shares are represented and voted at our Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Registered stockholders may authorize their Proxies:

By Internet: Go to the website address shown on your proxy or the Notice of Internet Availability of Proxy Materials.

By Toll-Free Telephone: If you received a printed set of the proxy materials by mail, you may call the number shown on your proxy.

By Mail: If you received a printed set of the proxy materials by mail, you may mark, sign, date and promptly return the enclosed proxy in the postage-paid envelope.

Beneficial stockholders: If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to instruct how your shares of common stock are to be voted at our Annual Meeting.

March 27, 2015	By Order of the Board of Directors, /s/ MICHAEL R. PFEIFFER Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

Only holders of record of our common stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

REALTY INCOME CORPORATION

11995 El Camino Real

San Diego, California 92130

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

May 12, 2015

Beginning at 9:00 A.M. Pacific Daylight Time

and at any postponements or adjournments of the Annual Meeting

Our Board of Directors is soliciting proxies for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. In this Proxy Statement, “Realty Income,” the “company,” “we” and “our” refer to Realty Income Corporation, a Maryland corporation. On or about April 2, 2015, we will mail or e-mail a copy of our Proxy Statement and 2014 Annual Report to our stockholders according to their previously indicated preference.  A portion of our stockholders will be mailed a Notice of Availability of Proxy Materials which contained instructions on how to request and receive a paper or e-mailed copy of our Proxy Statement and 2014 Annual Report and how to view these materials online. All methods of correspondence will provide stockholders with instructions on how to vote using various methods.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 12, 2015:

The Notice of Annual Meeting, this Proxy Statement, a form of proxy card and our 2014 Annual Report to stockholders are available on our website at http://investors.realtyincome.com/annual-reports-meetings.  You are encouraged to access and review all of the information contained in the proxy materials before voting.

FREQUENTLY ASKED QUESTIONS

This year, we are using the Securities and Exchange Commission or "SEC" notice and access rule that allows us to give a portion of our stockholders the ability to request and receive a paper or e-mailed copy of our Proxy Statement and 2014 Annual Report, or view these materials online. This allows us to provide our stockholders with the information they need to vote through various delivery options, while lowering the costs of print and delivery and reducing the environmental impact. Beginning on or about April 2, 2015, we will mail a Notice of Availability of Proxy Materials ("Notice") to

a portion of our stockholders. The Notice will contain instructions on how to request and receive a paper or e-mailed copy of our Proxy Statement and 2014 Annual Report and how to view these materials online. The Notice is not a proxy and cannot be used to vote your shares. If you receive a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or by accessing the website identified on the Notice. Paper copies of the proxy materials will be mailed or emailed to stockholders that had previously indicated their delivery preference and/or participated in the prior year’s vote.

When is our Annual Meeting?

You are invited to attend our Annual Meeting, which will be held on May 12, 2015, at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. Stockholders will be admitted to the Annual Meeting at 8:30 AM.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to register and identify yourself as a stockholder in order to receive certain Annual Meeting materials when you arrive. Complimentary parking will be available.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon:

•                  The election of eight directors to serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualify;

•                  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;

•                  A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (the “say on pay vote”);

•                  The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 5, 2015 are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were 227,024,420 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record.” In this case, you receive your dividend check from Wells Fargo Shareowner Services.  This year we have engaged the services of Broadridge Financial Solutions (“Broadridge”) to mail our proxy materials or Notice to our registered holders.

If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The proxy materials or Notice have been forwarded to you by your broker, bank, or other holder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form or the notice of internet availability included in the mailing or by following their instructions for authorizing your proxy by telephone or on the internet.

Is it necessary to vote if my shares are held in my brokerage account?

It is important to vote your shares even if your shares are held in a brokerage account.  Otherwise, your shares may not be voted on certain matters unless you have a “Legal Proxy” in place authorizing them to vote your shares on your behalf, or you provide voting instructions to your broker, bank or other holder of record.  If you are unsure, then please vote your Realty Income shares using the voting information provided.

How do I vote?

You may vote using any of the following methods:

By Internet

You may authorize your proxy over the Internet. The website for Internet authorization is provided in the Notice or on your proxy if you received a printed set of the proxy materials. Internet authorization is available 24 hours per day until 11:59 p.m., Eastern Daylight Time, the day before our Annual Meeting. In order to authorize your proxy, you will need to have the control number that appears on the Notice or proxy you received.

By Telephone

If you received a printed set of the proxy materials, you may authorize your proxy by telephone by calling the toll-free number listed on your proxy. Telephone authorization is available 24 hours per day until 11:59 p.m., Eastern Daylight Time, the day before our Annual Meeting. When you call, please have your proxy in hand, and you will receive a series of voice instructions which will allow you to instruct your proxy how to vote your shares of Common Stock. To authorize your proxy by telephone, you will also need your control number referred to above. If you authorize your proxy by telephone, you do not have to return your proxy or voting instruction form.

By Mail

If you received a printed set of the Proxy materials, be sure to complete, sign and date the proxy card or voting instruction form and return it in the prepaid envelope. If the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

In person at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a Legal Proxy from your broker, bank or other holder of record and present it to the inspector of election at the Annual Meeting to be able to vote at the Annual Meeting.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you submit your proxy card or authorize your proxy by telephone or internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy FOR the election to the Board of Directors of the eight nominees listed in this Proxy Statement, FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015, FOR the say on pay vote, and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker cannot vote your shares on the election of directors or the say on pay vote, but can vote your shares on the proposal regarding ratification of the appointment of our auditor.

Can I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following:

•                  delivering to our Corporate Secretary a written notice of revocation prior to or at the Annual Meeting;

•                  signing and returning to our Corporate Secretary a proxy bearing a later date;

•                  authorizing another proxy by telephone or on the internet (your most recent telephone or internet authorization is used); or

•                  voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank or other record holder in the voting instruction form.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael R. Pfeiffer, our Corporate Secretary, at our corporate offices at 11995 El Camino Real, San Diego, California 92130.

How does our Board of Directors recommend you vote on the proposals?

Our Board of Directors recommends a vote FOR the election of the eight director nominees listed in this proxy to serve until the 2016 annual meeting and until their respective successors are duly elected and qualify. Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 and FOR the say on pay vote.

What are the quorum and voting requirements on our three proposals mentioned in this Proxy Statement?

The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record of shares for a beneficial owner properly executes and returns a proxy card, but does not vote on a matter because the bank, broker or other holder does not have discretionary authority to vote the shares and has not received voting instructions from the beneficial owner.

Proposal 1 – Election of Directors.  Our Bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR,” “AGAINST” or “ABSTAIN” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board of Directors, or a committee of independent directors in the event the incumbent is a member of the Nominating/Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”). If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of all the votes cast is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015. Accordingly, abstentions will have no effect on the outcome of the vote with respect to ratification of the independent registered public accounting firm for the year ending December 31, 2015. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of accountants if the broker does not receive voting instructions from you, and thus broker non-votes are not expected to result from this proposal.

Proposal 3 – Say on Pay Vote.  The affirmative vote of a majority of all the votes cast is necessary for the approval of the say on pay vote. Brokers do not have discretionary authority to vote your shares on the say on pay vote. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the New York Stock Exchange rules, if you are a beneficial owner, your bank, broker or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and 2014 Annual Report on the internet?

These materials are available on our website and can be accessed at http://investors.realtyincome.com/annual-reports-meetings.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, telegram, internet or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation material will be furnished to brokerage firms, fiduciaries and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such material.

Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.

Our common stock is traded on the New York Stock Exchange (“NYSE”), under the ticker symbol “O”. On March 5, 2015, the last reported sale price for our common stock on the NYSE was $50.80 per share.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

You are encouraged to read this Proxy Statement in its entirety.

* * * *

The date of this Proxy Statement is

March 27, 2015.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Our Board of Directors currently consists of eight directors.  Stephen E. Sterrett was appointed to our Board of Directors on October 27, 2014.  Mr. Sterrett was Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc.  Mr. Sterrett had served as Senior Executive Vice President at Simon Property Group, Inc. since 2011, and Chief Financial Officer since 2000 and has recently retired. Mr. Sterrett is a graduate of Indiana University with a Bachelor of Science degree in Accounting and a Master of Business Administration degree in Finance. John Case, our Chief Executive Officer, President and Director, recommended that Mr. Sterrett serve on our Board of Directors and submitted his name to our Nominating/Corporate Governance Committee for their review.

Based upon the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated our current eight directors for election at the Annual Meeting to serve for a one-year term expiring at the annual meeting in 2016 and until their respective successors have been duly elected and qualify:

1.             Kathleen R. Allen, Ph.D.

2.             John P. Case

3.             A. Larry Chapman

4.             Priya Cherian Huskins

5.             Michael D. McKee

6.             Gregory T. McLaughlin

7.             Ronald L. Merriman

8.             Stephen E. Sterrett

For more information regarding our nominees, please see “Board of Directors” below.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2015.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint KPMG LLP as our independent registered public accounting firm, our Board and the Audit Committee believes such ratification to be advisable and in the best interests of the company. Accordingly, stockholders are being requested to ratify, confirm and approve the appointment of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2015. If the stockholders do not ratify the appointment of KPMG LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has appointed KPMG LLP notwithstanding any failure of the stockholders to ratify its appointment. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board of Directors has determined to hold an annual “say on pay” advisory vote.  In accordance with our Board of Director’s determination and Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking our stockholders to approve on a non-binding, advisory basis the compensation of our named executive officers (which consist of our Chief Executive Officer, Chief Financial Officer, our next three highest paid executives, and our former President and Chief Operating Officer), as such compensation is described in the Compensation Discussion and Analysis section beginning on page 22, the tabular disclosure regarding such compensation beginning on page 41 and the accompanying narrative disclosure set forth in this Proxy Statement.

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders.  The following is a summary of the key highlights of our executive compensation program:

•                 We emphasize pay for performance.  In determining compensation, we focus on both short- and long-term performance based on company financial and operational metrics as well as stockholder returns.  100% of compensation awarded under our new short term incentive compensation program (“STIP”) is at-risk, and for 2014, was payable based on the following objective performance goals and weightings (totaling 70%):

•                  Adjusted Funds from Operations (“AFFO”) per share; weighted 20%

•                  Property acquisitions levels, in dollars; weighted 20%

•                  Portfolio occupancy percentage; weighted 10%

•                  Fixed charge coverage ratio; weighted 10%

•                  Common dividends per share; weighted 10%

Based on our strong operational performance for 2014, we achieved a weighted 139% of target performance under the objective performance goals.

Individual performance results received the remaining 30% weighting under the STIP, which could result in payouts ranging from 0% to 150% of target.  During 2014, the named executive officers earned percentages ranging from 75% to 150% of their targets based on achievement of goals during the year as well as competitive market data that the Compensation Committee deemed important in making the individual assessments, resulting in total earned incentive payouts for our named executive officers under our 2014 STIP ranging from 120% to 142% of target incentive opportunity (141% for our CEO).

•                 Alignment of executive compensation with the creation of value for our stockholders.  Our new long-term incentive program (“LTIP”) is an equity program wherein long-term performance shares are awarded each year and earned based on our performance over a three year period, with the initial performance period running from January 1, 2014 through December 31, 2016. This program was designed to motivate executives to achieve long term financial goals, and favorable absolute and relative Total Stockholder Return (“TSR”).  100% of compensation awarded under the LTIP is at-risk.

The performance measure and weighting for the 2014-2016 Performance Shares are based on the following objective performance measures, each of which are measured over or at the end of the three year performance period:

•                  TSR positioning within the MSCI US REIT Index; weighted 60%

•                TSR compared to TSR of National Association of Real Estate Investment Trusts (“NAREIT”) Freestanding Index; weighted 20%

•                  Debt-to-Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) ratio; weighted 20%

We achieved strong absolute and relative TSR as of December 31, 2014 with a stock price of $47.71, which grew from our stock price at December 31, 2013 of $37.33.

			TSR Relative to NAREIT
	Absolute TSR	Ranking within RMS Index	Freestanding Index
One-year TSR	33.7%	66th percentile	+33.1%

Additionally, our Debt-to-EBITDA has remained strong at 5.8x as of December 31, 2014.

Our Board of Directors believes that the information provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that the executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS

The following table sets forth certain information as of March 5, 2015 concerning our current directors.  Each person listed below is a director nominee for re-election at the Annual Meeting. On October 27, 2014, the Board appointed Stephen E. Sterrett to the Board of Directors as an independent director.

Name	Title	Age
Kathleen R. Allen, Ph.D.	Director	69
John P. Case	Chief Executive Officer, President and Director	51
A. Larry Chapman	Director	68
Priya Cherian Huskins	Director	42
Michael D. McKee	Chairman	69
Gregory T. McLaughlin	Director	55
Ronald L. Merriman	Director	70
Stephen E. Sterrett	Director	59

Board of Director Biographies

The information presented below highlights each director nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he/she should serve as a director.  We believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. Finally, we value their significant experience on other company boards of directors and board committees.

Kathleen R. Allen, Ph.D.

Kathleen R. Allen, Ph.D. has been our director since February 2000.  She is a professor at the Marshall School of Business and the director of the Center for Technology Commercialization at the University of Southern California (1991-present).  She was the co-founder and chairwoman of Gentech Corporation (1994-2004) and in 2006 co-founded and became the Chief Executive Officer and served on the board of directors of N2TEC Institute, a nonprofit company focused on technology commercialization in rural America, until it completed its mission in 2013.  Dr. Allen has co-founded four private companies, is currently a principal and on the board of directors of a real estate investment and development company, and serves on the board of advisors for two life science companies as well as the Children's Hospital/Saban Institute’s Center for Innovation in Pediatrics.  She is a Visiting Scholar at the Department of Homeland Security where she advises on issues related to technology deployment, including cyber security.  She is the author of 15 books in the field of entrepreneurship and technology commercialization, a field in which she is considered an expert.  Dr. Allen is chairwoman of our Strategic Planning Committee and is a member of our Audit Committee and our Compensation Committee.

As a distinguished businesswoman, entrepreneur and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavours.  She has also worked with many early-growth and established companies to develop effective leadership and team-building skills, which she has implemented during her participation on various board committees.  With her years of experience in risk management in the areas of business models, investment opportunities, and markets, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our growth strategy.

John P. Case

Mr. Case was promoted to Chief Executive Officer in September 2013 and reassumed the title of President in September 2014.  He joined Realty Income in 2010 as Executive Vice President, Chief Investment Officer and served in this capacity until March 2013, when he was promoted to President, Chief Investment Officer.  Prior to joining Realty Income, Mr. Case served for 19 years as a New York-based real estate investment banker.  Most recently he served as the co-head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee.  Prior to joining RBC, he was co-head of America’s Real Estate Investment Banking at UBS.  He began his career in real estate investment banking at Merrill Lynch, where he worked for 13 years, and was named a managing director in 2000.  During Mr. Case’s career, he was responsible for more than $100 billion in real estate capital markets and advisory transactions.  In addition, Mr. Case has been extensively involved in the broader real estate industry.  He currently serves on the National Association of Real Estate Investment Trusts (NAREIT) Board of Governors and is a member of The President’s Council of the Real Estate Roundtable and the International Council of Shopping Centers (ICSC).  He was a member of the Board of Directors of the National Multi-Housing Council (NMHC) from 2001 to 2009, serving on the Executive Committee from 2002 to 2004, the Real Estate Roundtable from 2009 to 2010, and the Urban Land Institute from 2003 to 2010.

As the Chief Executive Officer, Mr. Case’s primary responsibility is fulfilling our mission to provide monthly dividends that increase over time.  This responsibility involves overseeing all of our operations, as well as creating and executing on the company’s strategy.  The implementation of our strategy involves constant monitoring of the economic environment, analyzing factors that can impact our operations, and doing what is required to generate investor returns, while mitigating the risks that are taken to achieve those returns.

Mr. Case has demonstrated extensive knowledge of the financial and operating issues facing real estate organizations.  His vast understanding of real estate investment trusts and financial strategy has helped guide the company in recent years.  In addition, Mr. Case’s knowledge of all aspects of the company’s business positions him as a valuable member of, and contributor to, our Board of Directors. Mr. Case is a member of our Strategic Planning Committee.

A. Larry Chapman

A. Larry Chapman has been our director since February 2012.  He is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee.  Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office.  In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co.  The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989.  He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993.  Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis.  Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; past governor and trustee of the Urban Land Institute; former member of the National Association of Real Estate Investment Trusts; and member and past trustee of the International Council of Shopping Centers. Mr. Chapman is a member of our Audit and Compensation Committees.  He currently serves on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) (August 2013-present).

Mr. Chapman’s extensive commercial real estate experience, across many industries and tenant types, provides valuable insight and expertise to the Board and our senior management team as we continue to expand our real estate portfolio.  In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

Priya Cherian Huskins

Priya Cherian Huskins has been our director since December 2007.  She is Senior Vice President and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present).  Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003).  She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012, the board of directors of the Silicon Valley Directors’ Exchange (SVDX) since 2013, and served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter (2006–2013).  Ms. Huskins is Chairwoman of our Nominating/Corporate Governance Committee and is a member of our Strategic Planning Committee.

With her background in law, insurance and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors.  As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy.  In addition, she brings experience regarding corporate governance matters, including ways that corporate governance can enhance stockholder value.  Ms. Huskins's experience makes her a valuable component of a well-rounded Board of Directors and a key member of both committees on which she serves.

Michael D. McKee

Michael D. McKee has been a director since August 1994 and Chairman of the Board since February 2012.  He is the Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-present).  He was the Vice Chairman (1999-2008) and Chief Executive Officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as Chief Operating Officer (2001-2007), Chief Financial Officer (1997-2001) and Executive Vice President (1994-1999) of The Irvine Company.  Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994).  Through each of these positions Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team.  He has served on the board of directors of HCP, Inc. (NYSE: HCP) (1987-present) where he serves as Non-Executive Chairman, Bentall Kennedy (U.S.) (2008-2012), First American Financial Corporation (NYSE: FAF) (2011-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008).  In addition to being the chairman of our Board of Directors, Mr. McKee is a member of our Compensation Committee and our Nominating/Corporate Governance Committee.

Mr. McKee's business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to real estate investment trusts.  With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Gregory T. McLaughlin

Gregory T. McLaughlin has been our director since June 2007.  Mr. McLaughlin is currently the President, PGA TOUR - Champions Tour and a Senior Vice President with the PGA TOUR in Ponte Vedra, Florida (2014-present).  Prior to joining the PGA TOUR, Mr. McLaughlin was President and Chief Executive Officer of the Tiger Woods Event Corporation and Tiger Woods Foundation in Irvine, California (1999-2014); Vice President of Business Development of the Western Golf Association / Evans Scholars Foundation (1993-1999); and Vice President of Business Development of the Los Angeles Junior Chamber of Commerce (1988-1993).  He is currently a member of the Board of Directors of Repucom (2014 - present).  Mr. McLaughlin is Chairman of the Compensation Committee and is a member of the Audit Committee and the Strategic Planning Committee.

With his diverse background, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business and legal matters.  His business and legal experience includes tax-exempt status and financing as well as business development, capital raising and program development. Additionally, his leadership skills in managing not-for-profit organizations brings financial reporting expertise, especially as it relates to audit and tax matters.  His proven effectiveness working with complex issues makes him a valuable member of our Board of Directors and the committees on which he serves.

Ronald L. Merriman

Ronald L. Merriman has been our director since July 2005.  He is a retired Vice Chairman and partner of KPMG LLP, a global accounting and consulting firm (1967-1997).  At KPMG LLP, Mr. Merriman served as Vice Chairman of the Executive Management Committee.  More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011).  Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), Executive Vice President of Carlson Wagonlit Travel (1999-2000) and President of Ambassador Performance Group, Inc. (1997-1999).  Mr. Merriman has served on the board of directors and is the chairman of the audit committee of the following public companies: Aircastle Limited (NYSE: AYR) (2006-present), and Pentair, Plc, formerly Pentair, Ltd. (NYSE: PNR) (2005-present). Additionally, he serves on the compensation committee of Aircastle Limited (2012–Present) and on the audit committee of Haemonetics Corporation (NYSE: HAE) (2005–Present).  Mr. Merriman is Chairman of our Audit Committee and is a member of our Nominating/Corporate Governance Committee and our Strategic Planning Committee.

Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee.  Throughout his career, he has been exposed to various issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee.  Mr. Merriman's positions have provided him with a wealth of knowledge in addressing financial and accounting matters.  The depth and breadth of his exposure to complex financial issues makes him a skilled advisor to the Board of Directors.

Stephen E. Sterrett

Stephen E. Sterrett has been our director since October 2014.  He retired as the Senior Executive Vice President and Chief Financial Officer of Indianapolis-based Simon Property Group, Inc., an S&P 100 company, in December 2014.  Mr. Sterrett joined the Simon organization in 1988, was named Treasurer in 1993, and was the Chief Financial Officer from 2000 until his retirement.  Prior to joining Simon Property Group, Inc., he was a Senior Manager with the international accounting firm of Price Waterhouse.  Mr. Sterrett serves on the boards of Berry Plastics Group, Inc. (NYSE: BERY) and Equity Residential (NYSE: EQR).  Mr. Sterrett is active in several professional organizations, including the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers and is a past member of the Indiana CPA Society.

As the former Chief Financial Officer of Simon Property Group, Inc., Mr. Sterrett had direct experience with matters arising from the business and financial issues pertaining to the company, particularly in the areas of corporate finance and capital markets. His experience as a Chief Financial Officer in the REIT industry brings to our Board a comprehensive understanding of matters unique to REITs and enables him to make significant contributions to our Board.

Corporate Governance

We believe that nothing is more important than a company’s reputation for integrity and serving its stockholders responsibly. We are committed to managing the company for the benefit of our stockholders and are focused on maintaining good corporate governance.  Practices that illustrate this commitment include:

•                  Our Board of Directors is currently comprised of eight directors, seven of which are independent, non-employee directors;

•                  Our Board of Directors is elected on an annual basis;

•                  We employ a majority vote standard for director elections;

•                  Our Compensation Committee works with independent consultants, in conducting annual compensation reviews for our key executives, and compensates each individual based on reaching certain performance metrics that determine the success of the company;

•                  We adhere to all other corporate governance principles outlined in our “Corporate Governance Guidelines” document;

•                  We have established an anti-hedging and anti-pledging policy;

•                  We have a stock ownership program for our directors and executive officers; and

•                  We have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial or operating results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.

The Charters of each of our standing committees, our Code of Business Ethics and our Corporate Governance Guidelines are posted on our website at www.realtyincome.com and will be provided without charge upon request to the Corporate Secretary, Realty Income Corporation, 11995 El Camino Real, San Diego, CA 92130. During 2014, in accordance with the terms of each of our Committee Charters, each of our respective committees reviewed its charter.  Our Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee made minor updates to their charters in February 2014.  The Strategic Planning Committee determined that no updates to its charter were needed in 2014.

Code of Business Ethics. We have adopted a Code of Business Ethics that applies to our employees, officers and directors.  The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior.  Our Code of Business Ethics covers all areas of professional conduct, including conflicts of interest, insider trading and confidentiality, as well as requiring strict adherence to all laws and regulations applicable to our business and industry.  We conduct annual training of employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics. We intend to disclose any future amendments to or waivers of certain provisions of our Code of Business Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.realtyincome.com within five business days following such waiver or as otherwise required by the SEC or the NYSE.

Our Board of Directors has adopted a “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control or auditing.

Anti-Hedging and Anti-Pledging Policy. We have established policies that prohibit our directors, officers, other employees and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit transactions using derivative securities, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities by officers, directors, other employees and their family members.  Short selling our securities, trading in any puts, calls, covered calls or other derivative products involving our securities, or the writing of purchase or call options, short sales and other similar transactions are also prohibited for our officers, directors, other employees and family members.

In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is also prohibited.  This prohibition means that directors, officers, other employees and their family members cannot hold our securities in a “margin account” nor can they pledge any of our securities for any loans or indebtedness.

Adoption of Compensation Recoupment (“Clawback”) Policy.  Although the SEC still has not issued regulations regarding clawback policies, as required by the Dodd-Frank Act, we have recently voluntarily adopted our own formal clawback policy which applies to outstanding awards and will apply to future awards.  Our clawback policy provides that we may recoup all cash or equity-based incentive compensation paid or granted to an executive officer as defined pursuant to Rule 3b-7 under the Exchange Act, during the three year period preceding the “triggering event” that was in excess of what would have been paid or granted to such executive officer after giving effect, as applicable, to the accounting restatement that resulted from the triggering event or to what would have been the correct calculation of the performance metric(s) used in determining that a triggering event had occurred.  A “triggering event” includes: i) a decision by the Audit Committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer; and ii) a decision by the Compensation Committee that one or more performance metrics used for determining previously paid compensation was incorrectly calculated and, if calculated, correctly would have resulted in a lower payment to one or more executive officers.  However, the requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the Board has actively taken steps to evaluate restating the financials or operating results or recalculating other associated metrics prior to the end of the fifth year following the year in question.  The company will not be bound by the three year recoupment period or this five year limitation in cases involving fraud or intentional misconduct.  Once applicable SEC regulations are adopted, we will reassess our clawback policy in light of the new rules and will implement appropriate changes to ensure that our policy is fully compliant with SEC regulations.

Stock Ownership Program.  We have adopted a stock ownership program for our directors, and executive vice presidents and above, with our CEO required to own a fixed number of shares based on five times his base salary.  A detailed description of each of these programs and the minimum share ownership requirements is included on page 21 and page 37 for directors and executives, respectively.

Committee Charters. Our Board of Directors has adopted a charter for each of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Strategic Planning Committee. Each of our charters is reviewed annually. Our Board of Directors may, from time to time, establish certain other committees to facilitate our management. We have also adopted Corporate Governance Guidelines that promote the functioning of the Board of Directors and its committees and sets forth expectations as to how the Board of Directors should perform its functions. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board of Directors meetings, Board of Directors committees, management succession, evaluation and compensation of senior officers, expectations of directors and information regarding the annual performance evaluation of the Board of Directors.

Social Responsibility and Ethical Standards. We are committed to being socially responsible and conducting our business according to the highest ethical standards. Our employees enjoy compensation that is in line with those of our peers and competitors, including healthcare benefits for employees and their families; participation in a 401(k) plan with a matching contribution by Realty Income; competitive vacation and time-off benefits and an infant-at-work program for new parents. Our employees also have access to members of our Board of Directors to report anonymously, if desired, any suspicion of misconduct, by any member of our senior management or executive team. We also have a long-standing commitment to equal employment opportunity and adhere to all Equal Employer Opportunity Policy guidelines.

We apply the principles of full and fair disclosure in all of our business dealings, as outlined in our Corporate Code of Business Ethics. We are also committed to dealing fairly with all of our customers, suppliers and competitors.

Environmental Practices. Our focus on energy related matters is demonstrated by how we manage our day-to-day activities in our corporate headquarters. In our headquarters, we promote energy conservation and encourage the following practices:

•                  Powering down office equipment at the end of the day;

•                  Setting copier machines to “energy saver mode;”

•                  Encouraging employees to reduce paper usage whenever possible by storing documents electronically, using file-sharing technology to communicate edits to documents, and using “duplex” copy mode;

•                  Adopting policies such as an electronic invoice approval system to reduce the transfer of hard copies; and

•                  Encouraging employees to carpool to our headquarters.

In addition, our headquarters was constructed according to the State of California energy efficiency standards (specifically following California Green Building Standards Code and Title 24 of the California Code of Regulations) with the following features:

•                  Lighting control system with automatic occupancy sensors and light harvesting where applicable;

•                  LED lighting throughout the building;

•                  High efficiency heating and cooling system with high SEER rating;

•                  Plenum window shades to help capture and dispense heat;

•                  Energy efficient insulated PVC roofing system;

•                  Building Management System that monitors and controls energy use, specifically programmed for systems to operate during normal business operating hours only;

•                  Energy Star appliances;

•                  Low gallon per flush toilets and motion sensor faucets in restrooms; and

•                  Drought-tolerant landscaping with recycled materials used for ground covering.

With respect to recycling and reuse practices, we encourage the use of recycled products and the recycling of materials during our operations. Recycling bins are placed in all areas where materials are regularly disposed of and at the individual desks of our employees. Cell phones, wireless devices and office equipment are recycled or donated whenever possible.

With respect to the properties that we own, these properties are net-leased to our tenants who are responsible for maintaining the buildings and are in control of their energy usage and environmental sustainability practices.

More information on our corporate responsibility efforts can be found at http://www.realtyincome.com/invest/investing-resources/corporate-responsibility.shtml.

Board Independence

Our Board of Directors has determined that each of our current directors, except for Mr. Case, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent.  Our categorical standards of independence mirror NYSE independence requirements, except that our categorical standards additionally consider a director to be not independent if:

•            The director (or an immediate family member of the director) received more than $100,000 per year in direct compensation from the company or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•            The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidated assets of such other company; and

•            The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million, or five percent (5%) of that organization’s consolidated gross revenues.

“Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

COMMITTEES OF THE BOARD OF DIRECTORS (as of the record date)

Name	Audit	Compensation	Nominating/ Corporate Governance	Strategic Planning
Kathleen R. Allen, Ph.D.	•	•		+
John P. Case				•
A. Larry Chapman	•	•
Priya Cherian Huskins			+	•
Michael D. McKee		•	•
Gregory T. McLaughlin	•	+		•
Ronald L. Merriman	+		•	•
Stephen E. Sterrett
• Member + Chairperson

Audit Committee

The Audit Committee of our Board of Directors was established in accordance with Section 10A-3 of the Exchange Act and is comprised of Dr. Allen and Messrs. Chapman, McLaughlin and Merriman (Chairman).  Our Board of Directors has determined that Messrs. Merriman and McLaughlin qualify as audit committee financial experts, as defined in Item 407(d) of Regulation S-K and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE. All of the members of the Audit Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above, and the audit committee requirements of the SEC. Additionally, our Board of Directors has considered Mr. Merriman’s concurrent service on the audit committees of four public companies and has determined that such simultaneous service does not impair his ability to effectively serve as Chairman of our Audit Committee.

The Audit Committee’s principal responsibilities include:

•            Compliance with legal and regulatory requirements;

•            The integrity of our financial statements;

•            The appointment, approval and engagement of our independent registered public accounting firm, approval of any special assignments given to the independent registered public accounting firm and review of:

o          The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;

o          The independence and qualifications of the independent registered public accounting firm;

o          The effectiveness and efficiency of our internal accounting function; and

o          Any proposed significant accounting changes.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Dr. Allen and Messrs. Chapman, McKee and McLaughlin (Chairman).  All of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as discussed above, are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and are “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”).

The Compensation Committee’s principal responsibilities include:

•            Establishing remuneration levels for our senior officers;

•            Reviewing significant employee benefits programs; and

•            Establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

The Compensation Committee regularly reviews and approves our executive compensation strategies and principles to ensure that they (i) are aligned with our business strategies and objectives, (ii) encourage high performance, (iii) promote accountability and (iv) assure that employee interests are aligned with the interests of our stockholders. In addition, the Compensation Committee:

•            Conducts an annual review of our compensation philosophy, including a review of our company-wide incentive programs to assess whether the incentive programs encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes;

•            Conducts an annual review of and approves the goals and objectives relating to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of our business strategies and performance and determines and approves the compensation of the Chief Executive Officer based on such evaluation;

•            Conducts an annual review of and approves all compensation for all other senior officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act), and all of our employees who are a vice president or above;

•            Reviews and approves all officers’ employment agreements and severance arrangements;

•            Manages and annually reviews executive short-term and long-term incentive compensation;

•            Manages and annually reviews employee pension and welfare benefit plans (including 401(k) and other plans); and

•            Sets performance metrics under all short-term and long-term incentive compensation plans as appropriate.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from the Chief Executive Officer and management, from outside independent compensation consultants it selects and retains and, as appropriate, in consultation with its own legal or other advisors, all in accordance with the authority granted to the Compensation Committee in its charter.

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP (“FPL”), a nationally-known executive compensation and benefits consulting firm specializing in real estate companies, to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. During 2014, the Compensation Committee engaged the consultant to provide peer group compensation data, compensation and benchmarking analysis, general executive compensation consulting services, and to respond to any Compensation Committee member’s questions as further described in the “Compensation Discussion and Analysis” section.

After review and consultation with FPL, the Compensation Committee assessed the independence of FPL in light of, among other factors, the independence factors established by the NYSE.  As a result of this assessment, the Compensation Committee has determined that FPL’s work raised no conflict of interest currently or during the year ended December 31, 2014.  Additionally, during 2014, advisory services were obtained from Latham & Watkins LLP.  After review of the services to be performed and consultation with this law firm, the Compensation Committee assessed the independence of this firm in light of, among other factors, the independence factors established by the NYSE, and determined to continue to directly or indirectly receive advice from this firm.

The Chief Executive Officer, as well as the Chief Operating Officer, annually assists in the review of the compensation of the other officers and members of senior management. The Chief Executive Officer makes recommendations with respect to salary adjustments, and short-term and long-term incentive compensation awards to the Compensation Committee based on his review of each executive’s performance in relation to the guidelines and metrics established at the commencement of the year, compensation for similar positions at peer companies and the company’s performance for that year.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of our Board of Directors is comprised of Ms. Huskins (Chairwoman) and Messrs. McKee and Merriman. All of the members of the Nominating/Corporate Governance Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as previously discussed. The Nominating/Corporate Governance Committee’s principal purpose is to provide counsel to our Board of Directors on the broad range of issues surrounding the composition and operation of the Board of Directors, including:

•            Development and review of the qualifications and competencies required for membership on our Board of Directors;

•            Reviewing and interviewing qualified candidates to serve on our Board of Directors;

•            Structure and membership of the committees of our Board of Directors; and

•            Succession planning for our executive management.

The Nominating/Corporate Governance Committee also provides recommendations to the Board of Directors in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors and management, review of Board of Director compensation, and review and consideration of developments in corporate governance practices.  The Nominating/Corporate Governance Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.  On an annual basis, the Nominating/Corporate Governance Committee solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board of Directors and all committees thereof, including reviewing governance and operating practices and the Corporate Governance Guidelines for operation of the Board of Directors.

Strategic Planning Committee

The Strategic Planning Committee of our Board of Directors is comprised of Dr. Allen (Chairwoman), Ms. Huskins and Messrs. Case, McLaughlin and Merriman.  With the exception of Mr. Case, our Chief Executive Officer, all of the other members of the Strategic Planning Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as previously discussed.  The Strategic Planning Committee works with management to review initiatives designed to achieve continued growth and to enhance stockholder value.  The Strategic Planning Committee also assists management in looking beyond traditional quarterly and annual perspectives in considering our longer-term goals.

Director Qualifications

The director qualifications developed to date focus on what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors.  In reviewing and considering potential nominees for the Board of Directors, the Nominating/Corporate Governance Committee looks at the following qualities, skills and attributes:

•            Personal and professional integrity, ethics, values and absence of conflicts of interest;

•            Experience in corporate governance, for example as an officer or former officer of a publicly-held company;

•            Experience in our industry and a general business understanding of major issues facing public companies;

•            Experience as a member of the board of directors of another publicly-held company;

•            Ability to fairly and equally represent all stockholders of the company and time to devote to being a director;

•            Practical and mature business judgment, including the ability to make independent analytical inquiries and function effectively in an oversight role;

•            Academic expertise in an area of our operations and achievement in one or more applicable fields;

•            Background in financial and accounting matters; and

•            Diversity in terms of background, expertise, perspective, age, gender and ethnicity.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for directors by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of management for their recommendations. The Nominating/Corporate Governance Committee has in the past retained a search firm to assist with identifying new candidates for membership on our Board of Directors, and in the future may hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the chairwoman of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Stockholder Recommendations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies our Board of Directors’ criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. The stockholder must submit proof of Realty Income stockholdings. All communications are to be directed to the chairwoman of the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Realty Income Corporation, 11995 El Camino Real, San Diego, CA 92130. Recommendations received before October 29, 2015 or after November 28, 2015 (more than 150 days or less than 120 days prior to the first anniversary of the date of the Proxy Statement for the previous year’s annual meeting of stockholders) will not be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for 2016 Annual Meeting” in this Proxy Statement. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Board Leadership/Independent Chairman of the Board

The Nominating/Corporate Governance Committee also evaluates the Board of Directors leadership structure. Since 1997, the positions of Chairman of the Board of Directors and Chief Executive Officer have been separated in recognition of the differences between the two roles.  Mr. McKee serves as our Chairman of the Board of Directors and presides as lead Independent Director, while Mr. Case serves as our Chief Executive Officer. The Board of Directors believes this is the most appropriate structure at this time because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Mr. McKee and Mr. Case. In addition, separating the roles of Chairman and Chief Executive Officer allows our Chairman to serve as a liaison between the Board of Directors and management, while providing our Chief Executive Officer with the flexibility and focus needed to oversee our operations.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing us. The Board of Directors reviews and oversees our enterprise risk management (“ERM”) program, which is a company-wide program designed to enable effective and efficient identification of, and management visibility into, critical company risks and to facilitate the incorporation of risk considerations into decision making.  The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board of Director levels, and facilitate appropriate risk response strategies.  During the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that they feel face our business. Throughout the year, the Board of Directors, and the committees to which it has delegated responsibility, dedicates a portion of their meetings to review and discuss specific risk topics in greater detail.  Strategic and operational risks are presented and discussed in the context of the Chief Executive Officer’s report on operations to the Board of Directors at regularly scheduled Board of Directors meetings and at presentations to the Board of Directors and its committees by senior management.  The Board of Directors has delegated responsibility for the oversight of specific risks to Board of Directors committees as follows:

•                  The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, internal controls, policies and processes for monitoring and mitigating those risks;

•                  The Strategic Planning Committee monitors the risks associated with meeting long-term goals, including evaluating the impact that future initiatives may have on risk decisions;

•                  The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions; and

•                  The Compensation Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions.

Compensation Risk Assessment

The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes. The total compensation of our executive officers is established after consideration of performance metrics and is compared to the company’s peer group by the Compensation Committee.  The short-term incentive program metrics are based on financial and portfolio goals.  The long-term incentive program metrics are primarily based on our TSR performance relative to our peers, a value creation goal.

In addition to the compensation awarded to management, which is authorized by the Compensation Committee, management monitors incentive awards made to our staff and reviews those awards in light of the risks to which we may be subject and each respective staff member’s responsibilities with regards to policies and procedures and control environment. For example, our portfolio management team receives bonuses based on the re-leasing and sales of properties in our portfolio. All of these transactions are approved by the Executive Vice President, Portfolio Management.

We do not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on us.  Non-management employees are largely compensated on a fixed salary basis.  Any additional bonuses or other compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that threaten our long-term value. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock awards, thereby giving employees additional incentives to protect and align with our long-term value.  In addition, as discussed above, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial or operating results or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.

Meetings and Attendance

Our Board of Directors met seventeen times during 2014, the Audit Committee met seven times, the Compensation Committee met thirteen times, the Nominating/Corporate Governance Committee met four times and the Strategic Planning Committee met three times. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were on our Board of Directors and (ii) the total number of meetings of the committees of our Board of Directors on which such directors served. Although we have no policy with regard to Board of Director members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all Board of Director members to attend. All of our directors, with the exception of Mr. Chapman and Mr. Sterrett, who joined our Board of Directors in October 2014, attended the 2014 annual meeting of stockholders.

To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings. As the non-executive Independent Chairman of our Board of Directors, Mr. McKee presided at each of the five executive sessions held during 2014.

Communications with the Board

Stockholders and other interested parties may communicate with the chairman of our Board of Directors or with the non-employee directors, as a group, by sending an email to mpfeiffer@realtyincome.com or by regular mail addressed to the Chairman of the Board of Directors, c/o the Corporate Secretary, Realty Income Corporation, 11995 El Camino Real, San Diego, CA 92130. All appropriate correspondence will be promptly forwarded by the Corporate Secretary to the chairman of our Board of Directors.

Compensation of the Company’s Directors for 2014

Compensation for our Independent Directors during 2014 consisted of an annual retainer, an additional retainer for acting as Chair of one of our Board’s committees, committee meeting fees, and an annual equity award.  With regards to Mr. Sterrett, his annual retainer was prorated based on his service during 2014. 2014 fees included (i) an annual retainer of $15,000 for each Board of Director member, other than the chairman of our Board of Directors, who receives a $35,000 annual retainer, (ii) an Audit Committee chair retainer of $18,000, (iii) a Compensation Committee chair retainer of $15,000, (iv) a Nominating/Corporate Governance Committee chair retainer of $10,000 and (v) a Strategic Planning Committee chair retainer of $10,000. Board of Director and committee meeting fees are $1,000 per meeting attended in person and $500 for telephonic attendance.

Mr. Case is a director who was also a member of management during 2014, and as a non-independent employee director, he does not receive any compensation for serving as a member of our Board of Directors or any of its committees. Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2014:

Name	Fees earned or paid in cash	Stock awards(1)	All other compensation(2)	Total
Kathleen R. Allen, Ph.D.(3)	$ 51,500	$ 173,160	$ -	$ 224,660
John P. Case(4)	-	-	-	-
A. Larry Chapman(3)	35,500	173,160	-	208,660
Priya Cherian Huskins(3)	41,500	173,160	-	214,660
Michael D. McKee(3)	71,500	173,160	-	244,660
Gregory T. McLaughlin(3)	56,500	173,160	10,000	239,660
Ronald L. Merriman(3)	54,500	173,160	-	227,660
Stephen E. Sterrett(3)	4,149	181,040	-	185,189

(1)                 On May 6, 2014, the date of our 2014 Annual Meeting of Stockholders, each non-employee director, with the exception of Mr. Sterrett, received 4,000 shares of restricted stock with a grant date fair value of $173,160, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on May 6, 2014 of $43.29, as prescribed by Accounting Standards Codification Topic 718.  On October 27, 2014, upon being appointed to the Board of Directors, Mr. Sterrett received 4,000 shares of restricted stock with a grant date fair value of $181,040, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on October 27, 2014 of $45.26, as prescribed by Accounting Standards Codification Topic 718. All of these stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and all shares, including shares of restricted stock, are paid dividends from the date of grant.

(2)                 Amounts represent the annual retainer of $10,000 for serving as the director of Crest Net Lease, Inc. (“Crest”), a wholly owned subsidiary of Realty Income.

(3)                 As of December 31, 2014, the non-employee directors did not hold any stock options, but held the following number of shares of unvested restricted stock:

Name	Shares of unvested restricted stock held at December 31, 2014
Kathleen R. Allen, Ph.D.	-
Priya Cherian Huskins	8,001
Michael D. McKee	-
Gregory T. McLaughlin	8,001
Ronald L. Merriman	-
A. Larry Chapman	9,335
Stephen E. Sterrett	4,000

(4)                 Mr. Case, our Chief Executive Officer, President and Director, did not receive any compensation for his services on our Board of Directors or as a director of Crest during 2014.  His compensation is reflected as part of the “Summary Compensation Table” on page 41.

Stock Awards for Directors

The 2012 Incentive Award Plan provides that typically, upon the initial election to our Board of Directors, and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each non-employee director is automatically granted 4,000 shares of restricted stock. The vesting schedule for restricted shares granted to non-employee directors is as follows:

•            For directors with less than six years of service at the date of grant, shares vest in 33.33% increments on each of the first three anniversaries of the date the shares of stock are granted;

•            For directors with six years of service at the date of grant, shares vest in 50% increments on each of the first two anniversaries of the date the shares of stock are granted;

•            For directors with seven years of service at the date of grant, shares are 100% vested on the first anniversary of the date the shares of stock are granted; and

•            For directors with eight or more years of service at the date of grant, there is immediate vesting as of the date the shares of stock are granted.

Other Payments for Directors

The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Director and committee meetings and conferences, in accordance with our travel policy.  Additionally, our Board of Director members are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.

Director Stock Ownership Guidelines

Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director will be required, within five years of January 1, 2013, to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director for service as a member of the Board of Directors, without reference to committee service.  For each of our non-employee directors, the stock ownership goal is determined using five times their annual cash retainers as of January 1, 2015 of $15,000, or $75,000, divided by the closing price of our common stock as of December 31, 2014 of $47.71, which equals a minimum share ownership requirement of 1,572 shares.

All vested and unvested restricted stock awards qualify towards satisfaction of the requirement.  For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of January 1, 2015, each director subject to the guidelines met or exceeded the stock ownership requirements.

Stock ownership guidelines for our executive officers, including Messrs. Case, are described below under “Executive Compensation — Compensation Discussion and Analysis — Executive Stock Ownership Requirements.”

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information as of the record date of March 5, 2015 concerning our executive officers:

Name	Title	Age
John P. Case	Chief Executive Officer and President	51
Sumit Roy	Executive Vice President, Chief Operating Officer and Chief Investment Officer	45
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	49
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	54
Richard G. Collins	Executive Vice President, Portfolio Management	66
Robert J. Israel	Senior Vice President, Research	55
Laura S. King	Senior Vice President, Assistant General Counsel and Assistant Secretary	53
Debra M. Bonebrake	Senior Vice President, Industrial and Office Properties	55

Executive Officer Biographies

John Case’s biographical information is set forth above under Board of Director Biographies.

Sumit Roy is our Executive Vice President, Chief Operating Officer, and Chief Investment Officer, positions he has held since October 2014.  Prior to that, he was Executive Vice President, Chief Investment Officer, a position he has held since October 2013.  Prior to that, he was Executive Vice President, Acquisitions, a position he held from March 2013 to October 2013.  From September 2011 to February 2013, he was our Senior Vice President, Acquisitions.  Prior to joining us, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure, for UBS Investment Bank in New York (UBS).  Prior to UBS, Mr. Roy worked at Meadwestvaco (2003-2004), Merrill Lynch (2001-2003), and as a Principal at Cap Gemini Ernst & Young LLP (1994-1999).  Mr. Roy has a Bachelors and Masters in Computer Science, and a MBA from the University of Chicago.

Paul M. Meurer is our Executive Vice President, Chief Financial Officer and Treasurer, positions he has held since joining us in 2001.  Prior to joining us, he was a director in Merrill Lynch & Co.’s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990).

Michael R. Pfeiffer is our Executive Vice President, General Counsel and Secretary, positions he has held since May 2002.  He joined us in 1990 and served as Corporate Counsel until 1995, when he was named General Counsel and Secretary.  Mr. Pfeiffer left us in September 2001 and served as Executive Vice President and General Counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as Executive Vice President, General Counsel and Secretary.  Prior to 1990, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company.  He is a licensed attorney and member of the State Bar of California and Florida.  Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.

Richard G. Collins is our Executive Vice President, Portfolio Management, a position he has held since August 2005.  Prior to becoming Executive Vice President, Portfolio Management, Mr. Collins served as the President of our subsidiary, Crest.  He joined us in 1990 and has served in a variety of positions, including Vice President, Portfolio Management and Senior Vice President, Portfolio Acquisitions.  Prior to joining us, he was involved as a principal in the acquisition and sale of land and commercial real estate, as a general partner for land and commercial real estate partnerships (1979-1990) and as a leasing and sales specialist in the Office Properties Division for Grubb & Ellis Commercial Real Estate Services (1974-1979).

Robert J. Israel is our Senior Vice President, Research, a position he has held since 2006.  He joined us in 1997 and served as Senior Research Director, Associate Vice President and Vice President of Research prior to being promoted to his current position.  Prior to joining us, Mr. Israel was a Vice President of corporate banking for First National Bank and a Corporate Banker for City National Bank.

Laura S. King is our Senior Vice President, Assistant General Counsel and Assistant Secretary, positions she has held since December 2008.  From November 1998 to December 2008, she was our Vice President, Assistant General Counsel and Assistant Secretary.  She joined us in 1985 and held various investor services and legal positions until her promotion to Vice President, Assistant General Counsel in 1998.  Prior to joining us, Ms. King held various accounting positions with Southern California Savings and Loan Associations.  She is a licensed attorney and member of the State Bar of California.

Debra M. Bonebrake is our Senior Vice President, Industrial and Office Properties, a position she has held since March 2014.  Prior to joining us, Ms. Bonebrake was a Managing Director with Prologis.  She was responsible for global property management and managed property management and customer service through all regions of the company.  Prior to that, Ms. Bonebrake had overall responsibility for property management in North America.  She joined Prologis in September 1995 as Vice President of Customer Service.  From 1989 through 1995, Ms. Bonebrake was with Paragon Group, Inc., where she was responsible for property management operations in St. Louis, Missouri.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for the following executive officers of the company (the “named executive officers”):

John P. Case	Chief Executive Officer and President
Sumit Roy	Executive Vice President, Chief Operating Officer and Chief Investment Officer
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary
Richard G. Collins	Executive Vice President, Portfolio Management
Gary M. Malino	Former President and Chief Operating Officer

Mr. Malino served as President and Chief Operating Officer through September 30, 2014, at which point, Mr. Roy took on the role of Chief Operating Officer, and Mr. Case took on the title of President.  Mr. Malino served as a consultant until January 31, 2015 to assist with the transition.

Compensation Discussion and Analysis Table of Contents

Executive Summary	23
Elements of Compensation	26
Severance and Change in Control Arrangements	35
Other Benefits and Policies	36
Compensation Process	37
Tax Considerations	39

Executive Summary

The primary objectives of our compensation program are to:

•      Align the interests of management with those of the stockholders;

•      Link executive compensation to the company’s short-term and long-term performance; and

•      Attract, motivate and retain highly qualified executive officers through competitive compensation arrangements.

Realty Income delivered strong performance results during 2014, as further described under 2014 Performance.  At the same time, the Compensation Committee fully implemented its new, more stockholder-friendly, compensation program at the start of 2014 that objectively measures performance across key performance goals that help to drive stockholder value creation under our new short-term incentive compensation program (“STIP”) and directly ties into stockholder value creation over a long-term period under a fully performance-based long-term incentive compensation program (“LTIP”) (refer to the section titled New Pay-for-Performance Incentive Compensation Programs).  We continue to adhere to best in class compensation and corporate governance practices set forth in the table below.

What we do:	What we do NOT do:

✓ DO align pay and performance by linking a substantial portion of compensation to the achievement of predefined performance metrics that drive stockholder value creation	X Do NOT target pay above the median of our peer group
✓ DO cap payouts for awards under our STIP and LTIP programs	X Do NOT provide any guarantees or allow for uncapped award opportunities

✓   DO set meaningful and measurable performance goals at the beginning of the performance period and evaluate such performance over both an annual and multi-year period as well as on an absolute and relative basis

X Do NOT provide any perquisites to our executive officers
✓ DO maintain stock ownership requirements for our CEO, other executive officers and directors	X Do NOT permit executives officers or directors to pledge or hedge our securities
✓ DO perform an annual compensation risk assessment to ensure our compensation programs and policies do not encourage excessive risk taking behavior	X Do NOT pay dividends on unearned performance shares
✓ DO allow for the Board to “clawback” incentive compensation in the event of certain financial restatements	X Do NOT provide our executive officers with tax gross-ups
✓ DO employ the services of an independent compensation consultant	X Do NOT provide supplemental or other retirement plans, other than a 401(k) plan

2014 Performance

Realty Income delivered strong operating results during 2014, as set forth in the table below, which also compares our 2014 results to our 2013 results.  During 2014, we achieved a 6.6% increase in AFFO per share.  We increased monthly dividends paid per common share four times, for a year-over-year increase of 2.1%. During the year, we completed $1.4 billion in acquisitions, which made 2014 our second most acquisitive year in the company’s history.  These positive earnings results and acquisition levels were achieved while maintaining a healthy balance sheet.  We funded the 2014 investments by issuing $1.3 billion in permanent and long-term capital, of which more than half was equity, and ended the year with Debt-to-EBITDA and fixed charge coverage ratios of 5.8x and 3.4x, respectively. Lastly, through active portfolio management, we achieved a high occupancy rate of 98.4%.

Measure	2014	2013
AFFO per share	$2.57	$2.41
Monthly dividends per share	$2.192	$2.147
Acquisitions (1)	$1.4 billion	$1.5 billion
Debt-to-EBITDA ratio	5.8x	5.6x
Fixed charge coverage ratio	3.4x	3.0x
Portfolio occupancy rate	98.4%	98.2%

(1) 2013 acquisitions exclude the $3.2 billion acquisition of American Realty Capital Trust, Inc, (“ARCT”)

We also achieved strong absolute and relative total stockholder returns (“TSR”), with a stock price of $47.71 as of December 31, 2014, which grew from our stock price of $37.33 as of December 31, 2013.  These absolute and relative returns are shown in the table below.

Absolute TSR	Ranking within RMS Index	TSR relative to NAREIT Freestanding Index
One-Year TSR	33.7%	66th percentile	+33.1%

New Pay for Performance Incentive Compensation Programs

In 2014, the Compensation Committee implemented new short-term and long-term incentive compensation programs that (i) provide clear objectives and targets, (ii) improve alignment with measurable company performance and stockholder returns, and (iii) recognize and adjust for individual contributions to our success.

In general, the Compensation Committee believes that the pay for performance programs are more representative of best market practices.  They put a significant portion of our compensation at risk based on our performance, with our CEO’s salary representing approximately 15% of his total target direct compensation.  They also provide for extended vesting of earned short-term and long-term compensation to promote retention and long-term dedication to our success.  The key features of our new pay for performance incentive programs are described below.

New Short-Term Incentive Compensation Program – Cash and Equity

100% of compensation awarded under our new STIP is at-risk.  For 2014, 70% of the STIP was payable based on the following objective performance goals and weightings:

•      AFFO per share; weighted 20%

•      Property acquisitions levels, in dollars; weighted 20%

•      Portfolio occupancy percentage; weighted 10%

•      Fixed charge coverage ratio; weighted 10%

•      Dividends per share; weighted 10%

The Compensation Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders.  Our STIP also reserves 30% of the short-term incentive compensation to be awarded based upon individual performance and such other factors as the Compensation Committee deems relevant.  No compensation will be awarded for below-threshold performance and performance in excess of maximum goals is capped at 150% of target payout.  Please refer to the section titled Annual Short-Term Incentive Program – Cash and Equity on page 28 for a detailed description of these awards.

The amounts earned under our STIP are paid two-thirds in cash and one-third in restricted shares.  The equity portion of the STIP does not result in full payout of the annual incentive until an additional five years after the annual performance period ends, and is subject to continued employment through such vesting dates.

Based on our strong operating results during 2014, we achieved a weighted 139% of target performance under the objective performance goals.  Individual performance earned percentages for our named executive officers ranged from 75% to 150%.  Overall our named executive officer’s performance resulted in total earned incentive payouts under our 2014 STIP ranging from 120% to 142% of target incentive opportunity (141% for our CEO).

New Long-Term Incentive Compensation Program - Equity

Our new LTIP is an equity program wherein long-term performance shares are awarded each year and earned based on our performance over a three year period.  Our 2014 LTIP program has an initial performance period running from January 1, 2014 through December 31, 2016. 100% of compensation awarded under the LTIP is at-risk.  The 2014-2016 performance shares include metrics with 80% based on our relative TSR performance under two different measures, which align our executives with the interests of our stockholders and focus their efforts on long-term stockholder value creation, and 20% is based on our debt-to-EBITDA ratio, which measures our financial health.  Specifically, the performance measures and weighting for the 2014-2016 performance shares are based on the following objective performance measures, each of which are measured over the three year performance period.

Three year Performance Measure	Weighting
TSR positioning within the MSCI US REIT Index	60%
TSR compared to TSR of NAREIT Freestanding Index	20%
Debt/EBITDA ratio	20%

No performance shares are earned for below-threshold performance and performance in excess of maximum goals is capped at 150% of target payout.  Please refer to the section titled Equity Based Long-Term Incentive Awards – 2014-2016 Long-Term Performance Shares on page 32 for a detailed description of these awards.

Balancing Cash and Equity Using Market Median of Total Target Direct Compensation as a Guide

The Compensation Committee, with the assistance of its independent compensation consultant, annually reviews the executive compensation program to ensure that it provides competitive pay opportunities.  The Compensation Committee believes it is important to provide aggregate total target direct compensation to named executive officers as a group that is generally within a range of median aggregate total target direct compensation paid by the company’s peer group during the same time frame.

In determining the type and amount of compensation that could be earned under our new incentive compensation programs for 2014, the Compensation Committee sought to achieve balance between cash and equity compensation.  After achieving this balance, they sought to place more compensation at risk by tying more compensation to our performance.  At risk compensation is awarded in the form of performance shares earned under the LTIP and cash and restricted share awards earned under the STIP.

To help determine total target direct compensation, the Compensation Committee, in consultation with FPL, approximated the median of our peer group for aggregate total target direct compensation for named executive officers as a group, and for each position.  The Compensation Committee used this data along with historical pay, personal contributions, and promotions to determine total target direct compensation.  In aggregate, the 2014 total target direct compensation established for the named executive officers was approximately 95% of the market median of our peers (please refer to the section titled Total Target Direct Compensation on page 27 for further information).

Favorable Say on Pay Vote

We provide our stockholders an annual advisory “say on pay” vote on the compensation of named executive officers.  At our 2014 Annual Meeting of Stockholders, our stockholders expressed substantial support for the compensation of named executive officers, with approximately 95% of the votes cast approving the advisory say on pay vote.  The Compensation Committee considers many factors in evaluating our executive compensation programs, including the say on pay vote, the Compensation Committee’s assessment of the interaction of our compensation programs with our financial and operational objectives, evaluations of our programs and recommendation by its independent consultant, and review of peer data, each of which is evaluated in the context of the Compensation Committee’s responsibility to act in the company’s best interests.  While significant changes were made to our compensation program in 2014 to better align with market practices and stockholder interests, the changes were not in response to the advisory say on pay vote in 2014, but were designed to incorporate best-in-class stockholder compensation philosophies.  The Compensation Committee will continue to consider the outcome of say on pay proposals when making future compensation decisions for the named executive officers.

Elements of Compensation

In structuring executive compensation, the Compensation Committee considers how each component of compensation motivates performance, promotes retention and creates long-term stockholder value.  Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives.  We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service.  Annual incentive cash payments and equity awards, and long-term performance shares are designed to (i) directly reward performance, (ii) achieve specific strategies and operating objectives and (iii) provide incentives to create long-term stockholder value.  All of our equity incentives are primarily intended to align named executive officers’ long-term interests with stockholders’ long-term interests, although we believe they also play a role in helping us reward performance and to attract and retain top executives.

Element	Objective Served
Base Salary	Fixed base pay that rewards performance of core job duties, and recognizes individual achievements, contributions and tenure.
Annual Incentive Bonus

Variable cash and equity compensation motivates each executive to achieve our short-term corporate operating and financial goals, rewards personal performance, ties the interests of executives with stockholders and facilitates executive retention.

Equity-Based Long-term Incentive Awards – Performance Shares	Long-term equity compensation designed to motivate executives to achieve long-term financial goals, stock price appreciation and strength relative to market.
Equity Based Long-term Incentive Awards – Restricted Shares	Based on performance and responsibility levels, and designed to foster retention and align the executive officers’ interests with the long-term interests of our stockholders.
Severance and Change in Control Payments and Benefits	Promotes executive recruitment and retention, and ensures best efforts for the benefit of our stockholders in the event of an actual or threatened change of control.

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability, reward them for performing their core job duties and responsibilities, and are used to attract and retain highly qualified individuals.  The Compensation Committee annually reviews and determines the base salaries of our executive officers at the commencement of each year, after review of performance over the prior year and comparative market data.  Base salaries are also evaluated at the time of a promotion or other significant changes in responsibilities.  Increases in base salaries are based on the Compensation Committee’s evaluation of such factors as an executive officer’s level of responsibility and development potential, the results previously achieved by the executive officer, and the level of pay for the executive officer relative to other similarly situated executive officers at our peer companies.

In connection with its review of fiscal 2013 performance and setting of compensation in January 2014, the Compensation Committee decided to increase the base salaries paid to all of our named executive officers commencing on January 1, 2014.  The Compensation Committee’s decision to increase 2014 salaries was based, in part, on its review of peer compensation data, which illustrated that base salaries of our named executive officers were around the median of their peers.  The increases in 2014 base salaries also reflected the named executive officers’ increased responsibilities due to the significant growth and outstanding 2013 operating performance of the company.  The base salaries, including any 2014 mid-year promotional salary increases, are reflected in the table below.  Also shown below are the salary increases approved for 2015:

Executive Officer	Title in January 2014	Ending 2013 Salary	Ending 2014 Salary	2015 Salary

John P. Case	Chief Executive Officer and President	$ 750,000	$ 800,000	$ 825,000
Sumit Roy	Executive Vice President, Chief Investment Officer (1)	350,000	425,000	475,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	350,000	400,000	425,000
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	350,000	375,000	400,000
Richard G. Collins	Executive Vice President, Portfolio Management	300,000	325,000	340,000
Gary M. Malino	Former President and Chief Operating Officer (2)	425,000	450,000	-

(1)                Mr. Roy was appointed Chief Operating Officer of the company, effective October 1, 2014, and also retained his title of Chief Investment Officer.  In connection with his appointment to Chief Operating Officer, the Compensation Committee increased Mr. Roy’s salary from $400,000 to $425,000, effective October 1, 2014.

(2)                Mr. Malino departed from the company on September 30, 2014.  Mr. Malino continued to serve as a consultant to the company until January 31, 2015, pursuant to a consulting agreement entered into between the company and Mr. Malino on September 3, 2014.  Under the consulting agreement, which was effective as of October 1, 2014, Mr. Malino received a $20,000 monthly consulting fee and a bonus of $220,000, which was paid in full in February 2015.

Incentive Compensation Programs and Performance Objectives

In early 2014, the Compensation Committee, with the assistance of its independent compensation consultant, FPL, undertook a thorough examination and deliberation regarding market practices and effective designs for incentive compensation programs.  In April 2014, after much consideration and review, the Compensation Committee implemented new short-term and long-term incentive compensation programs that (i) provide clear objectives and targets, (ii) improve alignment with measurable company performance and stockholder returns, and (iii) recognize and adjust for individual contributions to our success in the short-term program.  The Compensation Committee sought to transition from an annual program, that was based on review of historical performance at fiscal year-end, to two distinct incentive programs, short-term and long-term, that were based largely on forward-looking objective performance metrics.

The STIP employs objective performance goals for five metrics, weighted 70% in total, that measure our operating success and reflect our strategies.  The Compensation Committee believes these annual targeted operating and financial goals align with our strategy to attain long-term financial stability that will support sustained cash flows beneficial to our stockholders.  Our STIP also reserves 30% of the short-term incentive compensation opportunity to be awarded based upon individual performance and such other factors as the Compensation Committee deems relevant.  This preserves a degree of discretion at year-end to ensure proper incentives and alignment of compensation with performance and market practices.

Amounts are earned under the STIP based on our annual performance relative to threshold, target and maximum performance goals for these objective measures, with 50%, 100% and 150% of target incentive opportunity payable based on threshold, target and maximum performance achieved, respectively, with linear interpolation between threshold and maximum.  The remaining 30% of incentive opportunity is earned based on an evaluation of individual performance, median peer compensation for similar positions, market conditions, and other factors deemed relevant by the Compensation Committee.  The earned payout is expressed as a percentage of target incentive opportunity and the target incentive opportunity is set by the Compensation Committee when establishing the performance goals. No compensation will be awarded for below-threshold performance and performance in excess of maximum goals is capped at 150% of target payout.  Thus, the STIP payout ranges from zero to a capped amount of 150% of target for our named executive officers.

The amounts earned under our STIP are paid two-thirds in cash and one-third in restricted shares.  The equity portion of the STIP does not result in full payout of the annual incentive until an additional five years after the annual performance period ends, and is subject to continued employment through such vesting dates.

The LTIP is comprised of annual grants of long-term performance shares that are earned based on our performance over a three year performance period against objective goals.  The 2014-2016 performance shares include metrics with 80% based on our relative TSR performance under two different measures, which align our executives with the interests of our stockholders and focus their efforts on long-term stockholder value creation, and 20% is based on our debt-to-EBITDA ratio, which measures our financial health.

Threshold, target and maximum performance result in earning 50%, 100% and 150%, respectively, of the target awarded performance shares, with linear interpolation between threshold and maximum.  No performance shares are earned for below-threshold performance and performance in excess of maximum goals is capped at 150% of target payout.

The performance shares earned based on our performance then vest 50% on the first and second January 1 after the end of the three year performance period, subject to continued service.  This vesting schedule delays full payout for an additional year after the performance period is over, which promotes retention.

Total Target Direct Compensation

The Compensation Committee worked with FPL to determine appropriate levels of total target direct compensation and guidelines to employ to achieve balance between (i) cash and equity compensation, (ii) long-term and short-term compensation and (iii) performance-based and time-based equity.  The Compensation Committee also considered market median total target direct compensation within our peer group, based on market data provided in December 2013.  In adopting the new compensation programs in April 2014, the Compensation Committee was also guided by market data prepared by FPL regarding the aggregate total target direct compensation awarded by our peer group.  The Compensation Committee sought to achieve aggregate total target direct compensation for our executive group at or around the median of our peer group.  After review and consideration, the Compensation Committee approved the following total target direct compensation and guidelines for 2014 compensation.  Total target direct compensation is composed of (i) base salary, (ii) annual incentive opportunity (two-thirds cash and one-third equity), (iii) performance shares and (iv) annual grant of restricted shares.  In aggregate, the 2014 total target direct compensation established for the named executive officers was approximately 95% of the market median.

Total Target Direct Compensation
Executive	2014	Market Median
John P. Case	$5,250,000	$4,855,000
Sumit Roy	$1,825,000	$2,025,000
Paul M. Meurer	$1,800,000	$2,215,000
Michael R. Pfeiffer	$1,500,000	$1,280,000
Richard G. Collins	$1,220,000	$1,575,000
Gary M. Malino	$2,020,000	$2,400,000
Total	$13,615,000	$14,350,000

Guidelines.  The Compensation Committee used the following guidelines for determining the various elements of direct compensation payable for 2014 for our CEO.

Total Target Direct Compensation to be approximately 50% annual cash and 50% annual equity, where:

•                  Annual cash equals base salary plus the STIP portion payable in cash (two-thirds of the total annual opportunity under the STIP) and

•                  Annual equity grants value consists of the one-third equity portion of the STIP, and the remaining value is 50% performance shares and 50% time-based restricted shares.

As a result, approximately two-thirds of target annual equity for our CEO is earned based on our performance, with one-third earned as performance shares and the remaining amount in the form of time-based restricted shares earned under the STIP.  Similar guiding principles were used for our other named executive officers, except that the remaining value of equity after the one-third equity portion of the STIP, was allocated 75% performance shares and 25% time-based restricted shares.

Annual Short-Term Incentive Program – Cash and Equity

As discussed above, the Compensation Committee adopted a new pay for performance annual STIP for 2014, which employs objective performance goals for five metrics weighted 70% in total.  The remaining 30% of incentive opportunity is awarded based upon individual performance and other factors as the Compensation Committee deems appropriate based on its discretion.  The amount earned can range from 0% of incentive opportunity for below-threshold performance to 150% of incentive opportunity for maximum performance.  The amounts earned under the STIP are paid two-thirds in cash and one-third in restricted shares that vest 20% per year thereafter. The STIP is used as an important tool in determining proper equity grants consistent with our actual performance.  100% of compensation awarded under this program is at-risk, and is tied not only to our objective performance, but is also aligned with the interests of our stockholders.

The performance criteria, weightings and amounts that can be earned, in addition to our actual performance and amounts earned for 2014 performance, under our STIP, are set forth in the table below.

STIP Objective Performance Criteria – 70% Weighting

Performance Goals	Weighting	Threshold 50%	Target 100%	Maximum 150%	2014 Actual	2014 % earned

AFFO per share	20%	$2.50	$2.54	$2.57	$2.57	150%
Property acquisitions	20%	$600 million	$1 billion	$1.35 billion	$1.40 billion	150%
Portfolio occupancy rate	10%	96.5%	98%	99%	98.4%	120%
Fixed charge coverage ratio	10%	2.6x	2.8x	3.0x	3.4x	150%
Dividends per share	10%	$2.186	$2.192	$2.240	$2.192	100%
Total Weighted Payout Prior to Individual Performance (30%)						139%

The Compensation Committee used interpolation for results between threshold and maximum criteria.  Performance in excess of maximum goals is capped at 150% of target payout for that measure.  AFFO per share is defined as Funds from Operations adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance, and is consistent with the presentation of AFFO in our public SEC filings.

STIP Individual Payout Earned - 30% Weighting

Our Chief Executive Officer and each of the remaining named executive officers establish individual executive performance objectives, for each year, under the general categories of strategy, leadership and operations, which are largely subjective in nature.  These individual performance objectives were reviewed with the Compensation Committee when they were established early in 2014.  At the end of the 2014 performance year, our Chief Executive Officer recommended to the Compensation Committee the percentage that should be earned under the individual performance component of the STIP for each named executive officer, other than himself, based in part on his evaluation of each executive’s performance under these objectives as well as other accomplishments, hurdles, and additional factors that occurred during the year, such as market positioning, as our Chief Executive Officer deemed relevant.  The Compensation Committee engaged in a discussion with our Chief Executive Officer regarding his recommendations and his assessments.  The Compensation Committee adopted the recommendations of the Chief Executive Officer regarding the individual performance percentage earn-outs for the other named executive officers.  The Compensation Committee also engaged in a review of the Chief Executive Officer’s performance and the company’s performance, as well as the state of our industry and market competitive practices, in determining the Chief Executive Officer’s individual percentage earn-out.  The percentages earned under the individual performance metric and the material factors considered are set forth below.

•                  John P. Case – 145%

During his first full year as CEO, Mr. Case successfully executed our business plan, helping lead the company to strong operating results.  Under his leadership, FFO per share increased 7.1% and AFFO per share increased 6.6%, which allowed us to increase our dividend paid per common share by 2.1%. His performance exceeded his objectives.

•                  Sumit Roy – 150%

Mr. Roy led the successful execution of our acquisition strategy during the year. In 2014, we completed $1.4 billion in acquisitions, which made 2014 our second most acquisitive year in the company’s history. We achieved this level of acquisitions while remaining selective and securing attractive yields.  Under his leadership, we sourced acquisition opportunities of approximately $24 billion during the year.  His performance exceeded his objectives.

•                  Paul M. Meurer – 100%

Mr. Meurer was instrumental in accessing the capital markets to raise capital to fund our $1.4 billion of 2014 acquisitions by raising $1.3 billion in permanent and long-term capital of which more than half was equity.  His performance was in alignment with his objectives.

•                  Michael R. Pfeiffer – 75%

Mr. Pfeiffer successfully provided oversight and legal expertise for the $1.4 billion of acquisitions closed during the year, as well as the $1.3 billion of capital raised.  His performance was in alignment with his objectives, which was tempered by his total target direct compensation for 2014 relative to the market median.

•                  Richard G. Collins – 75%

Mr. Collins oversaw our existing portfolio which continued to perform well during the year.  Under his leadership, we had one of our most active years for lease rollover, and achieved successful re-leasing execution with high recapture rates. Our proactive approach to portfolio management resulted in occupancy rate increasing to 98.4% at the end of 2014, the highest it has been since 2007.  His performance was in alignment with his objectives, which was tempered by his total target direct compensation for 2014 relative to the market median.

•                  Gary M. Malino - 100%

While Mr. Malino served as President and Chief Operating Officer during 2014, he was responsible for overseeing the operating activities of our growing company.  During the first nine months of the year, he helped grow our information technology and human resources departments, which has strengthened our IT security, as well as our ability to manage a growing employee base.  His performance during the first nine months of the year was in alignment with his objectives.

The incentive opportunities and the total actual incentive award earned by each named executive officer for 2014 under the STIP is set forth in the table below.  Two-thirds of the earned incentive award was paid in cash in January 2015 while the remaining one-third was awarded in restricted shares. The restricted shares were granted effective as of January 15, 2015, based on the dollar value of the earned incentive award allocated to restricted shares and our closing stock price of $52.21 on January 15, 2015. Named executive officers not employed by us on the date the earned incentive award was granted were not entitled to receive the full amount of the award.

2014 Incentive Opportunities and Earned Incentive Compensation under the STIP

	Incentive Opportunities			Earned Incentive Compensation
Name	Threshold Annual Incentive (1)	Target Annual Incentive	Maximum Annual Incentive	Actual 2014 Incentive Earned	Percentage of Target Earned	Number of Restricted Shares (33% total earned)
John P. Case	$1,368,750	$2,737,500	$4,106,250	$3,846,188	141%	24,556
Sumit Roy (2)	426,450	852,900	1,279,350	1,211,120	142%	7,732
Paul M. Meurer	420,000	840,000	1,260,000	1,066,800	127%	6,811
Michael R. Pfeiffer	318,750	637,500	956,250	761,813	120%	4,864
Richard G. Collins (3)	244,250	488,500	732,750	583,758	120%	3,727
Gary M. Malino (4)	445,809	891,618	1,337,426	566,178	64%	-

(1) No compensation would be awarded for below-threshold performance.

(2) Mr. Roy’s initial 2014 annual incentive opportunities were the same as Mr. Meurer’s.  They were then adjusted to reflect his assumption of the additional role of Chief Operating Officer on October 1, 2014.  The adjustment was based on using three-fourths of his initial calculation and one-fourth (his pro rata time during 2014 as COO) of Mr. Malino’s incentive payouts.

(3) Given that Mr. Collins is retirement eligible, he was granted restricted share units (“RSUs”) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

(4) Mr. Malino’s annual incentive under the STIP was pro-rated based on his service as an executive officer through September 30, 2014 and was paid solely in cash.

Equity Based Long-Term Incentive Awards

The Compensation Committee has historically granted restricted share awards on an annual basis, in recognition of individual executive’s and company’s performance for the prior fiscal year.  From time-to-time the Compensation Committee has also deemed it appropriate to grant restricted share awards for additional efforts related to non-recurring events or transactions.

The restricted share awards are designed to, (i) increase executive officers’ common stock ownership, (ii) motivate our executive officers to improve long-term common stock price performance, (iii) align their interests with the interests of stockholders, (iv) encourage long-term dedication and (iv) operate as a retention mechanism for key members of our management.

2014 Equity Compensation

In 2014, the Compensation Committee continued its practice of granting restricted shares in January 2014 reflective of and as compensation for 2013, and it also introduced the grant of long-term performance shares in April 2014 as part of the total target direct compensation for 2014.  At this time, the Compensation Committee also established the STIP grants of restricted shares based upon achievement of the goals established under the STIP, as discussed above.  The number of shares earned under the STIP for 2014 is set forth above and was granted on January 15, 2015, (the “STIP Earned Restricted Shares”).  In connection with the adoption of the STIP and the allocation of equity awards among approved total target direct compensation in accordance with its guidelines discussed above, in April 2014, the Compensation Committee proposed initial 2014 annual restricted share award values to be granted in January 2015.  The proposed annual award values were reviewed and approved on January 15, 2015, with a minor adjustment to Mr. Roy’s grant due to his assumption of the Chief Operating Officer role in October 2014.

The long-term performance shares granted in April 2014 and the time-based restricted shares granted effective January 15, 2015 are as follows:

Executive	Restricted Share Dollar Value(1)	Annual Restricted Shares Granted(2)	Performance Share Target Dollar Value	Performance Shares Granted at Target (3)
John P. Case	$856,250	16,400	$856,250	21,492
Sumit Roy (4)	145,837	2,793	443,900	10,953
Paul M. Meurer	140,000	2,681	420,000	10,542
Michael R. Pfeiffer	121,875	2,334	365,625	9,177
Richard G. Collins	101,625	1,946	304,875	7,652
Gary M. Malino (5)	163,346	0	490,037	12,300

(1)                 Amounts reflect the Compensation Committee’s initial expectation of awards to be granted to the named executive officers.

(2)                 Annual restricted shares reflect the actual number of shares that were granted by the Compensation Committee on January 15, 2015.  The number of annual restricted shares was calculated by dividing the dollar value authorized by the Compensation Committee by the close price of our common stock on the date of grant, January 15, 2015, of $52.21 and rounded down to the nearest whole number.  Mr. Malino did not receive the annual restricted shares as he was no longer employed as of the January 15, 2015 grant date.

(3)                 The number of Performance Shares granted at target value, reflect the grant date fair value of $39.84 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $29.06 per share, plus $10.78 per share for the performance condition of Debt-to-EBITDA ratio.

(4)                 Mr. Roy’s initial proposed grants were the same as Mr. Meurer’s, but were adjusted by the Compensation Committee to reflect his assumption of the additional role of Chief Operating Officer on October 1, 2014.  The adjustment was based on using three-fourths of his initial proposed grant and one-fourth (his pro rata time during 2014 as COO) of Mr. Malino’s proposed grants.  The adjustment resulted in of 411 additional Performance Shares and 112 additional annual time-based shares granted on January 15, 2015, which are included in the table above.

(5)                 In accordance with the terms of the Performance Share Award Agreement, Mr. Malino vested in a pro-rated portion of the performance shares granted on April 10, 2014, based on our performance under the performance measures during the performance period through September 30, 2014, his termination date, resulting in 4,067 shares being earned and vested.  The remaining unearned and unvested performance shares were forfeited.

The Grants of Plan Based Award Table and Summary Compensation Table for 2014 reflect (i) restricted share grants made in January 2014, which are reflective of the 2013 performance year and intended as compensation for 2013, and (ii) the performance shares granted in April 2014.  The 2014 annual time-based restricted shares reflected in the table above and the 2014 STIP Earned Restricted Shares, which are both intended to be compensation for 2014 and earned based on 2014 performance, will be reflected in the 2015 Grants of Plan Based Award Table and Summary Compensation Table based on their actual grant date.  Since the 2014 proxy table presentation does not align with the Compensation Committee’s intended 2014 compensation, we have provided supplemental footnote tables and disclosures in that section of the proxy.

2014-2016 Long-Term Performance Shares

Our new long-term incentive program is an equity program wherein long-term performance shares are awarded each year and earned based on our performance over a three year period, with the initial performance period running from January 1, 2014 through December 31, 2016.  The objective performance goals that determine the number of performance shares earned are based (i) 60% on our TSR performance within the MSCI US REIT Index on a percentile basis, (ii) 20% on the spread between our TSR compared to the TSR of the NAREIT Freestanding Index, and (iii) 20% on maintaining a conservative level of debt as evidenced by our Debt-to-EBITDA ratio.  TSR is calculated by comparing the trailing 20-trade-day average stock price at the end of the performance period, assuming contemporaneous reinvestment of dividends, to the closing stock price on December 31, 2013.  We are a member of both the MSCI US REIT Index, a broader REIT index, and the NAREIT Freestanding Index, a net-leased focused REIT index, and both indices are widely used to measure performance between REITs. There were many ways to compare our performance to each of these indices.  The Compensation Committee analyzed different methods and determined that comparisons on a percentile basis and based on a spread, were both widely used in the market-place and appropriate for evaluating our performance during the 2014-2016 performance period.

Performance Criteria	Weighting	Threshold 50% earned	Target 100% earned	Maximum 150% earned
TSR position within MSCI US REIT Index	60%	35th Percentile	55th Percentile	75th Percentile (or greater)
TSR less TSR of the NAREIT Freestanding Index	20%	-150 bps	+75 bps	+300 bps (or greater)
Debt/EBITDA ratio	20%	7.0x	6.5x	6.0x (or less)

Threshold, target and maximum performance result in earning 50%, 100% and 150%, before weighting, of the target awarded performance shares, with linear interpolation between threshold and maximum.  No performance shares are earned for below-threshold performance and performance in excess of maximum goals is capped at 150% of target payout.

The number of performance shares that are earned based on the achievement of the performance goals during the 2014-2016 performance period will vest 50% on the first and second January 1 after the three year performance period, subject to the named executive officer’s continued employment (and except as described in “Severance and Change in Control Arrangements”).  Any earned performance shares that remain unvested as of the date on which an executive’s employment terminates, and any performance shares not earned as a result of the failure to achieve the applicable performance goals, will be forfeited.

The performance shares provide for a cash payment equal to the aggregate cash dividends that would have been paid on the total number of performance shares earned as if the shares had been outstanding from January 1, 2014 through the date on which the shares are issued, if any.

Promotional Grant for Mr. Roy

In recognition of the additional responsibilities Mr. Roy has assumed as our Chief Operating Officer, effective as of October 1, 2014, the Compensation Committee decided to provide Mr. Roy with an additional annual time-based restricted share award valued at $500,000 and additional 2014-2016 performance shares with a target value of $23,900, which were granted on January 15, 2015.  These amounts were determined by the Compensation Committee as compensation for the additional duties and responsibilities that he took on by assuming the Chief Operating Officer role while continuing in his role as the Chief Investment Officer.  The performance shares are subject to the identical terms as those granted on April 10, 2014.

Time-Based Restricted Shares Granted in January 2014 for 2013 Performance

Historically, our restricted share awards are typically granted after fiscal year end, in recognition of the company’s prior year performance under the performance metrics for that year, as well as each executive officer’s individual performance for the prior fiscal year.  The 2013 guideline performance metrics, their weightings and the Compensation Committee’s ultimate assessment at the end of 2013 based on 2013 performance, which guided the determination of the January 2014 restricted share awards, are provided in detail in the 2014 Proxy Statement filed with the SEC on March 21, 2014.  In summary, the named executive officers were granted equity awards between 114% and 158% above their target salary multiples, as a result of performance results above target levels.

Outstanding 2013 Performance Award Granted in Connection with Promotion of our CEO

In September 2013, in connection with Mr. Case’s promotion to Chief Executive Officer, the Compensation Committee determined that it was appropriate and in our stockholders’ best interests to include, as part of his promotional equity compensation, a one-time equity grant which vests subject to our performance.  The Compensation Committee believes that this grant promotes retention amidst a very competitive environment in the net-lease sector, further aligns Mr. Case’s interests with those of our stockholders, and continually motivates him to focus on a variety of key performance metrics.

In September 2013, Mr. Case was granted 51,454 shares of restricted common stock (the “2013 Performance Award”) that are scheduled to vest on December 31 of 2013, 2014, 2015 and 2016 based on seven annual performance metrics, with a maximum of 12,864 shares that can vest at each date.  The vesting of these shares is based on our achievement relative to the performance metrics, with a range of zero shares vesting for a poor rating to 3,676 shares vesting for an outstanding rating per annual performance metric.  If we achieve at or below the “poor” threshold with respect to a performance metric, then none of the shares subject to such performance metric’s tranche would vest.  If we achieve “average,” “good,” “excellent” or “outstanding” rating for the applicable calendar year with respect to an applicable performance metric, then 75%, 125%, 150% or 200%, respectively, of a targeted 1,838 shares subject to such performance metric’s tranche would vest.  However, in no event, will more than an aggregate of 12,864 shares vest with respect to any calendar year, and no more than 51,454 shares will vest, in the aggregate, pursuant to the 2013 Performance Award.

The metrics and our performance rating for 2014 under the 2013 Performance Award are set forth below:

Metric	Rating
AFFO per share growth	Outstanding
Dividend per share growth	Excellent
Interest coverage ratio	Outstanding
Fixed charge coverage ratio	Outstanding
Debt-to-EBITDA	Excellent
Portfolio occupancy rate	Outstanding
Acquisitions	Outstanding

During 2014, based on our strong financial and operational performance under these metrics, 12,864 shares of the 2013 Performance Award vested on December 31, 2014, representing the capped and maximum number that may vest per year.  As a result of similar strong performance under these metrics during 2013, 12,864 shares of the 2013 Performance Award also vested on December 31, 2013.

Restricted Share Vesting

Historically, our restricted shares vested in 20% per year increments for employees less than 55 years of age, with increased vesting over shorter periods for persons less than 60 years of age, with vesting for persons 60 years old or more vesting upon grant.  Commencing with the awards granted in January 2015 for 2014 performance, our restricted shares vests 20% per year on January 1, 2016 and each January thereafter through January 1, 2020, but are subject to accelerated vesting in the event of retirement, which is defined as age 60 plus 10 years of service.  The Compensation Committee believes that this vesting approach is (i) easier to administer, (ii) consistent with market practices and (iii) preserves the benefit of acceleration, which occurs only upon actual retirement.

Given that Mr. Collins is retirement eligible, he was granted restricted share units (“RSUs”) in January 2015 instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.  The RSUs have dividend equivalents that pay out currently on the payment date for the dividend, regardless of the vested status of the RSUs, in order to provide the RSUs with the same economic rights as shares of restricted stock, which, as outstanding shares of common stock, are entitled to cash dividends on the dividend payment date.

In June 2013, the Compensation Committee approved amendments to the existing employment agreements that provide for accelerated vesting of outstanding restricted share awards upon an involuntary termination without cause or an executive’s constructive termination (as defined in “Potential Payments upon Termination or Change in Control”).  The Compensation Committee determined that these acceleration provisions were advisable to promote executive retention.

Compensation for the Chief Executive Officer in 2014

In determining the incentive compensation opportunities for our CEO for 2014, the Compensation Committee employed the guidelines discussed above in the section titled Total Target Direct Compensation on page 27. As a result, approximately two-thirds of target annual equity for our CEO is earned based on our performance, with one-third earned as performance shares (granted at target value) and the remaining amount in the form of time-based restricted share awards that may be earned under the STIP at target performance.

Set forth below is a table that illustrates the application of the guiding principles for the compensation decisions for 2014 for our CEO under our new incentive programs and total target direct compensation compared to the market median total target direct compensation.

CEO Annual Cash		CEO Annual Equity			CEO Total	CEO Market Data

2014 Salary	Target STIP Cash	Target STIP Restricted Shares	Performance Shares	Annual Restricted Shares	Total Target Direct Compensation (TTDC)	Market Median TTDC
$800,000	$1,825,000	$912,500	$856,250	$856,250	$5,250,000	$4,853,000

The Compensation Committee believes that a significant portion of executive compensation should be at risk and tied to our performance in order to best align management’s interests with those of our stockholders.  In 2014, approximately 69% of our CEO’s total target direct compensation consisted of compensation that is at risk based on achievement of objective performance metrics. Set forth in the table below is the breakout of CEO target compensation for 2014.

CEO Total Target Direct Compensation (1)

(1)           The components of total target direct compensation for 2014 are included in the immediately preceding table.  For a detail of actual amounts paid to our CEO for 2014, refer to the table at the top of the following page.

In order to provide stockholders with a more complete picture of our Chief Executive Officer’s actual compensation, the table below provides additional compensation information not required by the SEC. The following table shows our Chief Executive’s total compensation for services performed in 2014. In accordance with the SEC rules, the Summary Compensation Table discloses the grant date value of equity awards granted in the listed years, even though such awards may be for service in prior years. In contrast, this table shows the grant date value of such awards for the services performed in 2014.

Executive	Base Salary	STIP Cash Earned	STIP Equity Earned	Performance Shares (1)	Annual Restricted Shares	Total Direct Compensation
John P. Case	$800,000	$2,564,125	$1,282,069	$890,989	$856,244	$6,393,427

(1) The performance shares may be earned based on our performance over a three year performance period from January 1, 2014 through December 31, 2016. No performance shares will be earned if results do not meet threshold performance levels.

Changes to 2015 Incentive Programs

The Compensation Committee adopted the 2015 STIP with terms substantially similar to the 2014 program, except that the 2015 STIP incentive awards will be earned based on the following performance goals and weightings:

AFFO per share	40%
Fixed charge coverage ratio	20%
Portfolio occupancy rate	10%
Individual performance	30%

In addition, the threshold, target and maximum amounts subject to the 2015 STIP have been revised to reflect the 2015 total target direct compensation established by the Compensation Committee, included in the table below.

Name	2015 Target STIP Annual Incentive
John P. Case	$2,887,500
Sumit Roy	$1,271,593
Paul M. Meurer	$962,500
Michael R. Pfeiffer	$520,000
Richard G. Collins	$370,000

Additionally, the Compensation Committee adopted the 2015 LTIP and granted performance shares in February 2015 based on the following performance goals and weightings measured over the performance period from January 1, 2015 through December 31, 2017:

TSR positioning within the MSCI US REIT Index	50%
TSR compared to TSR of NAREIT Freestanding Index	20%
Debt/EBITDA ratio	10%
Dividend Growth Rate	20%

Severance and Change in Control Arrangements

We have employment agreements with each of our named executive officers and other executive officers, which provide for severance payments and other benefits to the officers if their respective employment is terminated by us without cause or by the executive due to a constructive termination, including any such termination following a change of control of us.  We do not provide any tax gross-up payments.

In general, the employment agreements provide that in the event of a change in control, without termination, no cash payments will be made to our named executive officers.  The only benefit they are entitled to is the accelerated vesting of their outstanding equity awards.

In the event of a change in control and a qualifying termination within 12 months after such change in control, for executives other than Mr. Case, we will provide severance payments equal to 18 months of base salary plus the average bonus paid over the past three years, and continued medical insurance for 18 months following termination.  In the event of a qualifying termination not in conjunction with a change in control, the benefits for our executives other than Mr. Case equal 12 months of base salary plus the average bonus paid over the past three years, and continued medical insurance for 12 months following termination.

For Mr. Case, in the event of a change in control termination, we will provide severance equal to (a) 36 months of base salary, plus three times his “bonus amount,” (as defined) (b) a prorated portion of his target bonus for the partial fiscal year; and (c) any earned but unpaid annual bonus with respect to the prior fiscal year.  In the event of a qualifying termination, Mr. Case’s employment agreement provides for severance equal to (a) 24 months of base salary, plus two times his “bonus amount,” (as defined) and (b) any earned but unpaid annual bonus with respect to the prior fiscal year.  Mr. Case also receives continued medical insurance for 12 months following these types of terminations.

Also, in accordance with the terms of our restricted share agreements, upon a qualifying termination or change in control, the vesting of all unvested restricted shares accelerates.

In regards to performance shares, in the event of a change in control during the performance period, the performance shares will be earned and vested based on the achievement of the performance goals through the date of the change in control and then pro-rated based on the number of days in the performance period through such date.  In the event of a change in control or certain qualifying termination following the end of the performance period, the named executive officers will vest in the number of performance shares that remains unvested as of the change in control or qualifying termination.

The performance shares also provide for accelerated vesting and earn-out based on truncated performance periods in the event of certain terminations of employment, in order to provide incentive and rewards for performance through the date of such terminations, as follows:

•                  Termination of employment without “cause” or for “good reason” during the performance period.  The performance shares will be earned and vested based on the achievement of the performance goals through the termination date and the amount will be pro-rated based on the amount of time employed during the performance period.

•                  Retirement (age 60 plus 10 years of service.) Named executive officers, other than Mr. Case, will have the same benefit as described above.

•                  Death or disability. For named executive officers that die or become disabled during the performance period, the target number of performance shares granted will be earned and vested as of such date.  Mr. Case will receive this same benefit in the event of his retirement.

•                  Non-renewal of Mr. Case’s employment agreement. The performance shares will be earned and vested based on the achievement of the performance goals through the termination date.

The Compensation Committee believes these benefits are reasonable. The payments and benefit levels under the employment agreements did not influence and were not influenced by other elements of compensation.  The agreements were designed to help (i) attract and retain key employees, (ii) preserve key employee’s morale and productivity and (iii) promote continuity of management in the event of an actual or threatened change in control. These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.

Mr. Malino’s employment terminated effective as of October 1, 2014.  At that time, Mr. Malino played a key role in overseeing the re-development of our new corporate headquarters.  Accordingly, we entered into a consulting agreement with Mr. Malino on September 3, 2014.  Under the agreement Mr. Malino continued to serve as a consultant until January 31, 2015, and oversaw the re-development of our headquarters through completion.  Under the consulting agreement, Mr. Malino received a $20,000 monthly consulting fee and a bonus of $220,000 at the end of the consulting period.  In addition, Mr. Malino’s termination was deemed to qualify for severance benefits under his employment agreement.

Other Benefits and Policies

We provide medical and other benefits to our named executive officers that are similar to those benefits offered to our full-time employees, including employer matching contributions to their 401(k) savings accounts and coverage under a health and disability insurance program.

When the Compensation Committee believes that it is necessary, we will occasionally supply perquisites to named executive officer.  No perquisites were provided to the named executive officers during 2014.

Executive Stock Ownership Requirements

Effective as of January 1, 2013, the Board of Directors implemented stock ownership requirements for the company’s Chief Executive Officer and the executive vice presidents, to closely align the interests of these individuals with the interests of our stockholders.  The minimum share requirements are five times base salary for our Chief Executive Officer and three times base salary for our executive vice presidents.

For each executive employed upon the effective date of January 1, 2013, their stock ownership requirement was determined using their base salary as of January 1, 2013 and the average closing price of our common stock for the period November 1, 2012 through December 31, 2012 and each such person has until January 1, 2018 to satisfy his ownership level.  For persons assuming an executive-level position after January 1, 2013, the stock ownership requirement under these guidelines will be determined using their base salaries as of the date they become subject to these guidelines and using the average closing common stock price for the 60 trading days prior to such date, with five years to achieve the requirement. If an individual’s share ownership requirement increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position.  All vested and unvested restricted share awards qualify towards satisfaction of the requirement.  Performance Shares do not qualify towards the requirement.  Compliance is evaluated on an annual basis, as of December 31 of each year.  The following table sets for the requirements for each of our named executive officers:

Position	Guideline	Minimum Stock Ownership Requirement(1)

John P. Case	5x base salary	87,565
Sumit Roy	3x base salary	28,996
Paul M. Meurer	3x base salary	26,448
Michael R. Pfeiffer	3x base salary	26,448
Richard G. Collins	3x base salary	22,670

(1)    The requirement for each person was determined, first in dollars as a multiple of the executive’s annual base salary, and then by converting such amount to a fixed number of shares.

As of December 31, 2014, each of our named executive officers satisfied his ownership requirements.

Clawback Policy

In March 2014, the Compensation Committee reviewed, considered and adopted a recoupment policy, which provides that we may recoup from any executive officer’s incentive compensation paid or granted that was in excess of what would have been paid or granted after giving effect to the triggering financial accounting restatement, without regard to whether there was any misconduct or negligence on the part of the executive. This policy is intended to reflect current best practices and is not intended to replace any rights we may have to recoup compensation under applicable law.

Compensation Process

Compensation Consultant

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL, a nationally-known independent executive compensation and benefits consulting firm specializing in real estate companies, to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions.  In addition, the consultant performs special executive compensation projects and consulting services from time to time, as directed by the Compensation Committee.  In 2014, as in the prior year, the Compensation Committee continued to review its program designs and guidelines, and conducted its annual review of the competitiveness of its compensation program and the market practices of our peer group.  The consulting services provided by FPL in connection with these reviews included:

•                  Evaluating the current compensation program in place for the named executive officers and assistance in structuring a compensation program that meets the objectives outlined by the Compensation Committee;

•                  Providing competitor information to assist the Compensation Committee in selecting the appropriate peer group;

•                  Benchmarking the compensation for the named executive officers against the appropriate peer group;

•                  Identifying the appropriate mix between compensation components, including base salary, annual incentives, and long-term incentive compensation;

•                  Discussing market-based incentive programs, including performance metrics and targets, within the peer group companies, and providing guidance and recommendations for design and modifications to program elements; and

•                  Reviewing an overview of industry trends as it relates to human capital across the entire real estate industry.

FPL reports only to the chairman of the Compensation Committee and the other committee members and works with management as directed by the Compensation Committee.  The Compensation Committee retains the right to terminate or replace the consultant at any time.  Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage such consultants and other advisors as it deems necessary.

Peer Group Data

The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, cash payments, equity awards, and long-term performance shares.  From March 2014 through January 2015, the Compensation Committee reviewed peer group data to assist in its determination of total target direct compensation (on an aggregate and individual basis), the appropriate mix of equity vs. cash, long-term vs. short-term, and performance-based vs. time-based awards to be paid or granted for 2014 performance.  Additionally, peer group data was reviewed to assist in the determination of salary increases for 2015.  The Compensation Committee evaluates our performance and determines whether the compensation elements and levels that are provided to our executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each executive officer’s contribution to our performance.  This approach enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, and motivation for the future.

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of our peer group and the criteria and data used in compiling our peer group list, and considers modifications to this group.  During November and December 2014, the Compensation Committee reviewed data provided by FPL regarding the appropriate companies to include in the peer group and the effect any change in the peer group would have on our standing within the peer group.  The peer group recommended by FPL and used by the Compensation Committee for 2014 compensation decisions is consistent with the group used for 2013 compensation decisions, with the addition of one company, National Retail Properties, Inc.  National Retail Properties, Inc. was added to the peer group used for 2014 compensation decisions to obtain a larger representation of net lease companies within the peer group.

The peer group recommended by the compensation consultant and approved by the Compensation Committee consists of 16 public real estate companies that focus on a variety of asset classes, including those having a net lease component to the extent available, and those that are similar in size to us in terms of total market capitalization (common and preferred stock, partnership units convertible into stock and long-term debt). The companies were selected so that our total market capitalization exceeded the median of the peer group.  As of September 30, 2014, this peer group had total market capitalization ranging from approximately $7.3 billion to $34.9 billion.  At September 30, 2014 our total market capitalization placed us in the 64th percentile of our peer group.

Peer Group
Avalon Bay Communities, Inc.	Health Care REIT, Inc.
Aimco	Host Hotels & Resorts, Inc.
CBL & Associates Properties, Inc.	Kimco Realty Corporation
DDR Corp.	National Retail Properties, Inc
Digital Realty Trust, Inc.	SL Green Realty Corp.
Duke Realty Corporation	The Macerich Company
Federal Realty Investment Trust	UDR, Inc.
HCP, Inc	W.P Carey, Inc.

The Compensation Committee met in February 2015 to review the peer group that will be used for 2015 compensation decisions and decided to add Spirit Realty Capital Inc. to continue to increase the representation of net lease companies in the peer group.

Management Involvement

In setting compensation for executive officers, the Compensation Committee solicits appropriate input from the Chief Executive Officer concerning each of the other executive officers.  In addition, from time to time, the Compensation Committee will direct management to work with its consultant in providing proposals, program design, and compensation recommendations.  Each year, the Chief Executive Officer provides the Compensation Committee with a report regarding performance for the past fiscal year under the company’s performance metrics and discusses his personal assessment of individual performance of each executive officer.  In addition, at the request of the Compensation Committee, the Chief Executive Officer makes recommendations regarding salary and incentive compensation awards for each executive officer other than himself.  The Compensation Committee considers these recommendations and other factors as discussed above in making the final determinations.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation paid to our Chief Executive Officer, former Chief Executive Officer and our three other most highly compensated executive officers, other than the Chief Financial Officer.  To qualify for deductibility under Section 162(m), compensation (including base salary, cash bonus, stock option exercises, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year, paid to each of these executive officers, generally must be “performance-based” compensation as determined under Section 162(m).  While the Compensation Committee considers whether to structure compensation so that it satisfies the “performance-based” compensation requirements under Section 162(m), the Compensation Committee balances the costs and burdens involved in doing so against the value to us, and our stockholders, of the potential tax benefits.  The tax deductibility of our compensation is just one of a multitude of factors that the Compensation Committee considers when making its compensation decisions.

Despite the fact that the equity and non-equity incentive awards for 2014 were determined by taking into consideration certain financial and strategic goals, the Compensation Committee did not apply these factors on a strict formulaic basis.  As a result, the majority of equity and non-equity incentive awards, granted or earned in 2014, with the exception of the performance shares, did not satisfy the “performance-based” compensation requirements of Section 162(m).  As a result, compensation of $11.1 million, in aggregate, was not deductible from a tax perspective for 2014.  We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year.  As a result of our tax status as a REIT, the loss of this deduction did not affect the amount of federal income tax payable by us for our 2014 taxable year.  However, the loss of this deduction increased the portion of our 2014 distributions that were taxed as dividends to our stockholders and reduced the portion of such distributions treated as a return of capital.  The Compensation Committee will continue to evaluate the advisability of providing performance-based compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2015 Annual Meeting of stockholders and in Realty Income’s 2014 Annual Report on Form 10-K.

Submitted on March 9, 2015 by the members of the Compensation Committee of Realty Income’s Board of Directors.

Kathleen R. Allen, Ph.D.
A. Larry Chapman
Michael D. McKee
Gregory T. McLaughlin, Chairman

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the same by reference.

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (collectively, the “named executive officers”), for the fiscal years ended December 31, 2014, 2013 and 2012.  Additionally, we have included information for our former President and Chief Operating Officer who vacated his position on September 30, 2014.

Name and Principal Position in 2014	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	Non-Equity Incentive Plan Compensation(5)	All other Compensation(6)	Total

John P. Case	2014	$800,000	$-	$3,390,980	$2,564,125	$9,318	$6,764,423
Chief Executive Officer and	2013	527,361	1,500,000	7,069,130	-	33,640	9,130,131
President	2012	350,000	600,000	900,005	-	8,490	1,858,495

Sumit Roy	2014	406,250	-	1,312,061	807,413	8,790	2,534,514
Executive Vice President,	2013	326,042	650,000	789,314	-	8,310	1,773,666
Chief Operating Officer, and	2012	250,000	375,000	249,994	-	8,058	883,052
Chief Investment Officer

Paul M. Meurer	2014	400,000	-	1,287,026	711,200	8,790	2,407,016
Executive Vice President,	2013	350,000	650,000	711,000	-	8,640	1,719,640
Chief Financial Officer and	2012	325,000	406,000	699,997	-	8,490	1,439,487
Treasurer

Michael R. Pfeiffer	2014	375,000	-	1,080,471	507,875	9,318	1,972,664
Executive Vice President,	2013	350,000	425,000	918,186	-	9,168	1,702,354
General Counsel and	2012	325,000	406,000	699,997	-	9,018	1,440,015
Secretary

Richard G. Collins (7)	2014	325,000	-	917,231	389,172	16,182	1,647,585
Executive Vice President,
Portfolio Management

Gary M. Malino (8)	2014	337,500	-	1,609,916	566,178	1,492,326	4,005,920
Former President and	2013	425,000	875,000	999,979	-	10,488	2,310,467
Chief Operating Officer	2012	400,000	625,000	1,000,010	-	10,338	2,035,348

(1)           The amounts shown include amounts earned, but a portion of which may be deferred, at the election of the officer under our 401(k) retirement plan.

(2)           The bonuses shown were paid in January of the following year, for performance during the year shown. Cash bonuses paid in January 2015 for performance during 2014 are presented under the column labeled “Non-Equity Incentive Plan Compensation” because they were awarded in accordance with an incentive plan.

(3)           For 2014, the amounts shown represent the grant date fair value of restricted stock grants on January 21, 2014 based on 2013 performance, and performance shares granted on April 10, 2014, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718.

Fair value of restricted stock grants is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant. The performance shares may be earned based on our performance over a three year performance period from January 1, 2014 through December 31, 2016. No performance shares will be earned if results do not meet threshold performance levels. Fair value for performance shares was estimated in accordance with ASC Topic 718 on the date of grant at $41.46 per share, using a multifactor Monte Carlo simulation model, based on the market conditions associated with the TSR performance goals, valued at $29.06 per share, plus $12.40 per share for the performance condition of Debt-to-EBITDA ratio, which reflects 150% earnout of this metric (and grant date closing stock price of $41.32) based on estimated maximum performance of this condition as that was determined to be the probable outcome as of the grant date. This column excludes the value of $5.85 determined for the Dividend Equivalent Rights (“DERs”), associated with the performance shares. The maximum grant date fair value of the performance shares, assuming maximum performance of all conditions and employing the $41.46 per share valuation, is as follows:

Name	Grant Date Fair Value	Maximum Value

John P. Case	$ 890,989	$ 1,203,258
Sumit Roy	437,046	590,211
Paul M. Meurer	437,046	590,211
Michael R. Pfeiffer	380,458	513,790
Richard G. Collins	317,238	428,412
Gary M. Malino	509,908	688,628

(4)           The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented above. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on January 15, 2015, which represents the restricted share awards earned by each of the named executive officers under our Short Term Incentive Plan (“STIP”), based on 2014 performance. See footnote 3 to the “Grants of Plan-Based Awards Table.”

(5)           This column represents the cash incentive award earned in the year indicated pursuant to our STIP, which are paid in January of the following year.  The amounts earned under the STIP are paid two-thirds in cash and one-third in shares of restricted stock, which are issued in January of the following year. See “Compensation Discussion and Analysis -  Annual Short Term Incentive Program - STIP – Cash and Equity” for more information.

(6)           The following table sets forth matching contributions by us to the named executive officer’s 401(k) savings account, the cost of term life premiums paid by us in 2014, and all other compensation accrued or paid to Mr. Malino in connection with his departure from the company in October of 2014.

Name	401(k) Matching Contributions	Group Term Life Insurance Payments	Other(a)

John P. Case	$7,800	$1,518	-
Sumit Roy	7,800	990	-
Paul M. Meurer	7,800	990	-
Michael R. Pfeiffer	7,800	1,518	-
Richard G. Collins	7,800	8,382	-
Gary M. Malino	7,800	2,365	$1,482,161

(a)           Other includes Mr. Malino’s one-time severance payment of $1,160,000, $15,482 of health and welfare benefits, $6,679 of dividends on vested performance shares, $80,000 of consulting fees paid in accordance with his consultant agreement, and a $220,000 consulting bonus, which was paid in February 2015.  Refer to “—Compensation Decisions and Analysis—Severance and Change in Control Arrangements” for additional detail on Mr. Malino’s severance arrangements.

(7)           Mr. Collins was added to the list of named executive officers during 2014, accordingly, we are only presenting compensation for 2014.

(8)           Mr. Malino was President and Chief Operating Officer until September 30, 2014.  He remained with us as a consultant until January 31, 2015 to assist with the transition to Mr. Roy.

Narrative to Summary Compensation Table

Each of our executive officers is party to an employment agreement, which, in material part, establishes a minimum salary and provides for certain severance benefits, as described under “Potential Payments upon Termination or Change in Control” below, and protection of confidential and proprietary information. The employment agreements for each of our named executive officers, other than Mr. Case, continue until terminated by either party.  The minimum salaries of our executive officers are equal to their current salaries.

In connection with Mr. Case’s appointment as Chief Executive Officer, the company and Mr. Case entered into an Amended and Restated Employment Agreement (the “Agreement”), effective as of September 3, 2013 and which expires on December 31, 2016, unless terminated earlier. The term of the Agreement is subject to an automatic two-year renewal term unless either the company or Mr. Case gives written notice of termination by no later than June 30, 2016. Under the Agreement, Mr. Case will serve as Chief Executive Officer and was appointed, and will report, to the Board. The Agreement provides for a minimum annual base salary of $800,000 in each calendar year starting in 2014, subject to increase at the discretion of the Compensation Committee. The Agreement also provides Mr. Case the opportunity to earn an annual discretionary cash performance bonus targeted at no less than 200% of Mr. Case’s base salary.

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the 2014 fiscal year. These awards consist of cash bonus amounts pursuant to the Short-Term Incentive Plan, and restricted stock and performance shares granted pursuant to the Multi-Year Long Term Incentive Plan.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units(3)	Awards(4)(5)

John P. Case	1/21/14	-	-	-	-	-	-	63,613	$2,499,991
	4/10/14	-	-	-	2,149	21,492	32,238	-	890,989

		$912,500	$1,825,000	$2,737,500	-	-	-	-	-
Sumit Roy	1/21/14	-	-	-	-	-	-	22,265	875,015
	4/10/14	-	-	-	1,054	10,542	15,813	-	437,046
		284,300	568,600	852,900	-	-	-	-	-

Paul M. Meurer	1/21/14	-	-	-	-			21,628	849,980
	4/10/14	-	-	-	1,054	10,542	15,813	-	437,046
		280,000	560,000	840,000	-	-	-	-	-
Michael R. Pfeiffer	1/21/14	-	-	-	-	-	-	17,812	700,012
	4/10/14	-	-	-	918	9,177	13,766	-	380,459
		212,500	425,000	637,500	-	-	-	-	-
Richard G. Collins	1/21/14	-	-	-	-	-	-	15,267	599,993
	4/10/14	-	-	-	765	7,652	11,478	-	317,238
		162,833	325,667	488,500	-	-	-	-	-
Gary M. Malino	1/21/14	-	-	-	-	-	-	27,990	1,100,007
	4/10/14	-	-	-	1,230	12,300	18,450	-	509,909
		297,206	594,412	891,617	-	-	-	-	-

(1)                 These columns represent cash incentive amounts that could have been paid to the named executive officers under the STIP for 2014 performance. These targets were established by the Compensation Committee on April 10, 2014. Total amounts earned under the STIP are paid two-thirds in cash and one-third in restricted shares.  The earned restricted shares under the 2014 STIP were granted in January 2015 and will be reported in the Grants of Plan Based Awards Table for 2015.  The STIP is described in more detail in the “Compensation Discussion and Analysis – Annual Short Term Incentive Program – STIP- Cash and Equity.” The actual cash paid in January 2015 for performance in 2014 are listed under 2014 in the “Summary Compensation Table” as “Non-Equity Incentive Plan Compensation” on page 41.

(2)                 Amounts shown reflect the Threshold, Target, and Maximum awards for the 2014-2016 performance shares granted under the Long-Term Incentive Plan and our 2012 Incentive Award Plan, which are described in detail in the “Compensation Discussion and Analysis” – “Equity Based Long Term Incentive Awards” beginning on page 30. Performance shares are earned at the end of the three year performance period based 80% on our relative TSR against two indices and 20% based on our Debt-to-EBITDA ratio, each as measured over the three year performance period, with 50%, 100% and 150% earned for threshold, target and maximum performance, respectively, for each metric (prior to weighting). No shares are earned for less than threshold performance. Thus, threshold amounts shown in the table represent the number of performance shares that may be earned based on achieving threshold performance of the Debt-to-EBITDA ratio (50% x 20% weighting x target shares granted).  Maximum reflects 150% of the target performance shares granted.  Each performance share earned vests 50% at the end of the applicable performance period, and 50% one year later.  Each performance share granted has a dividend equivalent right associated with it, with dividends paid in cash only upon vesting, contingent upon achievement of the established performance metrics.

(3)                 The January 21, 2014 stock awards shown in this column reflect the annual grants of restricted stock during January 2014 based on 2013 performance. The annual grants of restricted stock for our named executive officers for 2014, including restricted shares earned under our 2014 STIP, were made in January 2015 consistent with past practices.  Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on January 15, 2015, that were (i) earned under our STIP, which represents one-third of the amounts earned under STIP based on 2014 performance, and (ii) the annual grants of restricted stock intended as 2014 compensation and granted in January 2015, and (iii) certain promotional grants made to Mr. Roy in January 2015 that were intended as compensation for his promotion in October 2014.   Thus, the following chart reflects all grants made as compensation for 2014 performance. No performance shares will be earned if results do not meet threshold performance levels. The grant date fair value in the following table has been calculated by multiplying the closing market price of our common stock at January 15, 2015 of $52.21, by the number of shares of restricted stock awarded in 2015 for 2014 performance, as prescribed under ASC Topic 718:

Name	Equity Awards Granted under STIP (a)	Equity Awards Annual Grant (a)	Performance Shares Granted under LTIP	Shares Granted for Promotions (a)	Total Stock Award Compensation for 2014	Total Stock Award Compensation Presented in Summary Compensation Table

John P. Case	$ 1,282,069	$ 856,244	$ 890,989	-	$ 3,029,302	$ 3,390,980
Sumit Roy (b)	403,688	145,823	461,475	$ 499,963	1,510,949	1,312,061
Paul M. Meurer	355,602	139,975	437,046	-	932,623	1,287,026
Michael R. Pfeiffer	253,949	121,858	380,459	-	756,266	1,080,471
Richard G. Collins (c)	194,587	101,601	317,238	-	613,426	917,231
Gary Malino	-	-	509,909	-	509,909	1,609,916

(a)  Awards listed under this column were granted on January 15, 2015.

(b)  Mr. Roy was awarded an additional 411 performance shares on January 1, 2015 to compensate him for his promotion to Chief Operating Officer.  Fair value for performance shares was estimated in accordance with ASC Topic 718 on the date of grant at $59.44 per share, using a multifactor Monte Carlo simulation model, based on the market conditions associated with the TSR performance goals, valued at $43.79 per share, plus $15.65 per share for the performance condition of Debt-to-EBITDA ratio, which reflects 150% earnout of this metric (and grant date closing stock price of $52.21) based on estimated maximum performance of this condition as that was determined to be the probable outcome as of the grant date, and which excludes $5.44 per share fair value for the DERs associated with the performance shares.

(c)  Given that Mr. Collins is retirement eligible, he was granted restricted share units (“RSUs”) instead of restricted shares in order to preserve the deferral of his income taxation until the issuance of the shares to him upon vesting.

Commencing with the January 2015 grants, the vesting schedule for all restricted stock grants made under the STIP and for the annual grants vest 20% per year over a five year period, commencing on the first anniversary of the grant date, subject to acceleration upon certain events, such as retirement, qualifying terminations and change of control.

(4)                 For restricted stock granted on January 21, 2014, the grant date fair value has been calculated by multiplying the closing market price of our common stock of $39.30 at the grant date by the number of restricted stock awards.  Fair value for performance shares granted on April 10, 2014 was estimated on the date of grant at $39.84 per share, using a multifactor Monte Carlo simulation model for the market conditions associated with the TSR performance goals, valued at $29.06 per share, plus $10.78 per share for the performance condition of Debt-to-EBITDA ratio, which reflects maximum performance of this condition as that was determined to be the probable outcome as of the grant date,  and  excludes the value of $5.85 determined for the DERs associated with the performance shares.  The grant date fair value for the restricted stock and performance shares are computed in accordance with ASC Topic 718.

(5)                 The Compensation Committee awards grants of restricted stock awards in accordance with the provisions of our 2012 Incentive Award Plan. The vesting schedule for the January 21, 2014 grants was as follows: (i) for employees age 55 and below at the grant date, shares vest in 20% increments on each of the first five anniversaries of the grant date; (ii) for employees age 56 at the grant date, shares vest in 25% increments on each of the first four anniversaries of the grant date; (iii) for employees age 57 at the grant date, shares vest in 33.33% increments on each of the first three anniversaries of the grant date; (iv) for employees age 58 at the grant date, shares vest in 50% increments on each of the first two anniversaries of the grant date; (v) for employees age 59 at the grant date, shares are 100% vested on the first anniversary of the grant date; and (vi) for employees age 60 and above at the grant date, shares vest immediately on the grant date.  Cash dividends are paid on our restricted stock from the date of grant.

Outstanding Equity Awards Table as of December 31, 2014

The following table sets forth summary information concerning outstanding restricted stock and performance shares held by each of the named executive officers as of December 31, 2014. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2014.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested as of December 31, 2014(1)	Market Value of Shares or Units of Stock That Have Not Yet Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested(3)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(2)(3)

John P. Case(4)	178,085	$ 8,496,435	57,964	$ 2,765,462
Sumit Roy(5)	49,574	2,365,176	15,813	754,438
Paul M. Meurer(6)	59,746	2,850,482	15,813	754,438
Michael R. Pfeiffer(7)	59,783	2,852,247	13,766	656,776
Richard G. Collins	-	-	11,478	547,615
Gary Malino(8)	-	-	-	-

(1)                 The amounts in this column represent the portion of restricted stock awards that were granted from January 5, 2010 through December 31, 2014 to the named executive officers and that were unvested at December 31, 2014.

(2)                 Market value has been calculated by multiplying the closing market price of our common stock at December 31, 2014 of $47.71 by the outstanding restricted stock awards, as applicable, for each named executive officer.

(3)                 This column represents performance shares as if they were earned at the maximum level for the 2014 to 2016 performance period, since company performance from January 1, 2014 through December 31, 2014 is between target and maximum levels. The number of performance shares earned will be determined at the end of the 2014-2016 performance period, and will vest 50% on January 1, 2017 and 50% on January 1, 2018.  Also included for Mr. Case are the performance-based restricted stock awards granted in 2013. Mr. Case’s 25,726 shares of unearned performance-based restricted stock awards may vest on 12/31/15 and 12/31/16, upon achievement of the annual performance metrics outlined on page 33.

(4)                 The time-based restricted stock awards for Mr. Case vest according to the following schedule: 15,000 shares vest on 4/26/15; 19,295 shares vest on each of: 12/31/15 and 12/31/16; 31,076 shares vest on 1/1/15, 31,076 shares vest on 1/1/16, 26,982 vest on 1/1/17, 21,769 shares vest on 1/1/18, 869 shares vest on 3/11/18 and 12,723 vest on 1/1/19.

(5)                 The restricted stock awards for Mr. Roy vest according to the following schedule: 4,000 shares vest on each of: 9/6/15 and 9/6/16; 9,556 shares vest on 1/1/15, 9,554 shares vest on 1/1/16, 9,556 shares vest on 1/1/17, 8,107 shares vest on 1/1/18, 348 shares vest on 3/11/18, and 4,453 vest on 1/1/19.

(6)                 The restricted stock awards for Mr. Meurer vest according to the following schedule: 19,915 shares vest on 1/1/15, 15,916 shares vest on 1/1/16, 11,822 shares vest on 1/1/17, 7,767 shares vest on 1/1/18, and 4,326 shares vest on 1/1/19.

(7)                 The restricted stock awards for Mr. Pfeiffer vest according to the following schedule: 20,072 shares vest on 1/1/15, 16,071 shares vest on 1/1/16, 11,980 shares vest on 1/1/17, 7,923 shares vest on 1/1/18, 174 shares vest on 3/11/18, and 3,563 shares vest on 1/1/19.

(8)                 Mr. Malino retired effective October 1, 2014, and in accordance with his severance arrangement, he received certain severance benefits which are included in his 2014 compensation presented in the Summary Compensation Table for 2014 and discussed in footnote 6 to that table. In addition, Mr. Malino vested in all of his outstanding equity awards on October 8, 2014. Refer to “Compensation Decisions and Analysis—Severance and Change in Control Arrangements” for additional detail on Mr. Malino’s severance arrangements.

Stock Vested During 2014 Table

The following table sets forth summary information concerning the vesting of restricted stock and performance shares for each of the named executive officers, and also for Mr. Case, performance-based restricted stock, during the year ended December 31, 2014. During the year ended December 31, 2014, none of the named executive officers held or exercised any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)(2)	Value Realized on Vesting(3)
John P. Case	64,641	$2,830,259
Sumit Roy	8,753	358,829
Paul M. Meurer	18,089	675,262
Michael R. Pfeiffer	18,834	703,073
Richard G. Collins	15,267	599,993
Gary M. Malino	113,472	4,654,526

(1)            For Mr. Case, this includes the portion of his stock awards that vested on January 1, 2014, April 26, 2014 and December 31, 2014.  For Mr. Malino, this includes the portion of his stock awards that vested on January 1, 2014 and October 8, 2014.  For Mr. Roy, this includes the portion of his stock awards that vested on January 1, 2014 and September 6, 2014. For Mr. Meurer and Mr. Pfeiffer, this includes the portion of their stock awards that vested on January 1, 2014.  For Mr. Collins, this included the portion of his stock awards that vested on January 21, 2014.

(2)            The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.

(3)            This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates, by the number of shares that vested.

No Pension Benefits or Nonqualified Deferred Compensation

We do not provide any retirement benefits, other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in the company’s best interest.

Potential Payments upon Termination or Change in Control

Employment Agreements. Each of the named executive officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. The employment agreements were revised in July 2013, to provide for accelerated vesting of restricted stock awards upon certain qualifying terminations of employment summarized below.  The employment agreements provide that the executive officers will be entitled to receive severance payments, upon a termination by us without “cause” or for our CEO, for “good reason” or for the other named executive officers, a “constructive  termination” by the executive, as applicable (each a “Qualifying Termination”), including a Qualifying Termination that occurs within 12 months after a change in control. In addition, our award agreements provide certain rights in connection with a change of control and certain termination of employments.

Qualifying Termination Not in Connection with a Change in Control. For a Qualifying Termination not in connection with a change in control, each of our named executive officers is entitled to receive the following:

•            a severance payment equal to twelve months’ base salary, with twenty-four months’ base salary for our CEO;

•            an amount equal to the average of the last three years’ cash bonus paid, except  for our CEO, who will be paid an amount equal to two times his “bonus amount”, which is generally defined to mean (i) Mr. Case’s target bonus (for a termination in 2014 or 2015), (ii) the average of the last two years’ cash bonus paid to Mr. Case (for a termination in 2016) or (iii) the average of the last three years’ cash bonus paid to Mr. Case (for a termination in 2017 or later);

•            with respect to our CEO, any earned but unpaid annual bonus with respect to the prior fiscal year; and

•            continuation of medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the executive officer becomes covered under another group medical insurance plan, whichever occurs first.

In addition, all unvested time-based restricted stock shall immediately become vested.  If our CEO experiences a Qualifying Termination then Mr. Case’s 2013 Performance Award will also vest in full.

In regards to the performance shares granted in 2014, the performance share award agreements provide that in the event of a named executive officer’s qualifying termination during the performance period, the executive will vest in a number of performance shares based on the achievement of the performance goals, through the termination date, pro-rated based on the amount of time the executive was employed during the performance period.  If a Qualifying Termination occurs following the end of the performance period, the executive will vest in the remaining number of unvested performance shares.

Change in Control. In the event of a Qualifying Termination within 12 months after a change in control for our CEO, or a Qualifying Termination within twelve months before or after a change in control for our other named executive officers, each of our named executive officers is entitled to receive the following:

•            a severance payment equal to eighteen months’ base salary, with thirty-six months’ base salary for our CEO;

•            an amount equal to the average of the last three years’ cash bonuses paid and for our CEO, an amount equal to three times his bonus amount, as defined above;

•            with respect to our CEO, any earned but unpaid annual bonus with respect to the prior fiscal year and a pro-rated portion of his target bonus for the year of termination; and

•            continuation of medical insurance coverage, at our expense, for a period of eighteen months (or, with respect to our CEO, twelve months) from the date of termination or until the executive officer becomes covered under another group medical insurance plan, whichever occurs first.

In addition, vesting of our outstanding restricted stock awards would be accelerated in the event of a Change in Control without a Qualifying Termination, and our outstanding performance shares would be accelerated based on achievement of the performance goals through the change in control date, pro-rated based on the amount of time the executive was employed during the performance period through the change in control.

Termination for Death or Disability. In the event that the executive officer dies, or suffers a disability (as defined), the executive officer is entitled to receive his accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability. If Messrs. Roy, Meurer, Pfeiffer or Collins dies, pursuant to the terms of the applicable employment agreement, his heirs will be entitled to life insurance benefits under our group life insurance program. In accordance with the terms of our time-based restricted stock agreements for all employees other than Mr. Case, upon termination of employment as a result of death, all shares of unvested time-based restricted stock held by the employee will immediately vest in full, and upon termination of employment as a result of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled. Additionally, pursuant to the Performance Share Award Agreements, if an executive dies or becomes disabled during the performance period, the executive will vest in 100% of the target number of performance shares. If the executive dies or becomes disabled after the performance period, the executive will vest in the remaining unvested performance shares.

In regards to our CEO, in the event of a termination due to death or disability, his heirs are entitled to receive the following:

•            a payment equal to twelve months’ base salary;

•            a payment equal to his bonus amount, as defined above;

•            payment of any earned but unpaid annual bonus with respect to the prior fiscal year;

•            company-paid healthcare continuation coverage for Mr. Case and his dependents for a period of 12 months after the termination date, or until Mr. Case or his dependents, as applicable, become covered under another group medical insurance plan, whichever occurs first;

•            accelerated vesting of all outstanding time-based vesting restricted stock awards and the 2013 performance award; and

•            accelerated vesting in 100% of the target number of performance, if during the performance period. If following the end of the performance period, Mr. Case will vest in the remaining unvested performance shares.

Termination due to Company Non-Renewal.  Mr. Case’s employment agreement provides that if Mr. Case’s employment is terminated because the company elects not to renew the term of the agreement or the agreement’s extended term expires, then, in each case, he would become entitled to receive the severance payments and benefits described above (for a termination due to death or disability) except Mr. Case would be entitled to receive: (i) cash severance equal to the sum of (A) 18 months’ of Mr. Case’s then-current base salary and (B) 1.5 times the bonus amount, as defined above, (ii) accelerated vesting of all time-based company equity awards and vesting of all performance-based equity awards (his performance share vesting is based on performance through the termination date, not 100% of target.)

Retirement.  Mr. Collins is the only named executive officer who is retirement eligible. In the event that an executive officer retires, which can occur after an executive officer turns 60 and has provided 10 years of service, the executive officer is entitled to receive accelerated vesting in 100% of any equity awards granted under the 2014 STIP. Effective as of the restricted stock awards granted in January 2015 and thereafter, in the event of a retirement (employing the same 60 years old plus ten years of service definition), such restricted stock awards will become fully vested.  Additionally, in the event that an executive officer retires during the performance period, which is January 1, 2014 through December 31, 2016, the executive will vest in a number of Performance Shares based on the achievement of the performance goals through the retirement date, and pro-rated based on the amount of time the executive was employed during the performance period.

Upon Mr. Case’s “retirement” (as defined in his employment agreement), all then-outstanding equity awards held by Mr. Case will vest in full, with the exception of any Performance Shares, which vest at 100% of target.  Mr. Case must attain the age of at least 60 and he must have completed at least 10 consecutive years of service as an employee of the company in order to be eligible to retire.

Termination For Cause. Upon termination for failure to perform duties, the executive officer is not entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation pay as of the date of such termination, and the prorated vesting of the portion of unvested restricted shares that are schedule to vest at the next vesting date.

Termination by Executive Officer. The executive officer may also terminate the agreement at any time, upon two weeks’ notice to us, which will not result in any severance payments.

The employment agreements provide that the executive officer must devote his or her full time, attention and energy to our business and may not engage in any other business activity which would interfere with the performance of his or her duties or be competitive with us, unless specifically permitted by our Board of Directors. This restriction does not prevent the executive officer from making passive investments, so long as the investment does not require the executive officer’s services in a manner that would impair the performance of his or her duties under the employment agreement.

Definitions. A “change in control” means (i) an acquisition in one transaction, or a series of related transactions of the company’s voting securities, by any individual or entity, immediately after which such person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the company’s then outstanding voting securities; (ii) a contested election of directors resulting in a change in composition of at least  a majority of the members of the Board of Directors; or (iii) with limited exceptions, the consummation of a merger, consolidation or reorganization involving the company.

A “constructive termination” means an employee’s resignation of employment within 60 days of one or more of the following events which remain uncured 30 days after employee’s delivery of written notice thereof, and which resignation is effective not more than 30 days following the expiration of such cure period:  (a) a material diminution in employee’s authority, duties or responsibilities from those in effect immediately prior to such diminution; (b) a material reduction in employee’s base salary in effect immediately prior to such reduction; or (c) a material relocation by the company of employee’s principal office location greater than 40 miles from the company’s headquarters.

“Good Reason” means our CEO’s resignation of employment within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after the executive’s delivery of written notice to the company:

(a) a material adverse change to an executive’s duties, title, authority, reporting structure or responsibilities (including any such change resulting from the company ceasing to be a publicly-held company or the company becoming a subsidiary of a publicly-held company in connection with a Change in Control but excluding any failure by the company’s stockholders to elect an executive to the company’s Board of Directors), taking into account the executive’s position immediately prior to such change;

(b) requiring the executive to report to any entity or person other than, or in addition to, the company’s Board of Directors (including, without limitation, requiring the executive to report solely to an executive chairman of the Board of Directors);

(c) a material breach of this agreement by the company or of any other agreement between the parties;

(d) the company’s failure to obtain an agreement from any successor to the company to assume and agree to perform this agreement in the same manner and to the same extent that the company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; and

(e) the company’s relocation of the executive’s principal office location to a place more than forty (40) miles from the company’s present headquarters location.

Termination and Change in Control Scenario Table

The table below estimates the payments and benefits to each of the named executive officers, excluding Mr. Malino, assuming that on December 31, 2014: (i) a Qualifying Termination occurred, not in connection with a change in control (as defined), (ii) a change in control and Qualifying Termination (“Change in Control Termination”) occurred, (iii) a change in control occurred, (iv) employment terminated due to death (and disability for Mr. Case), (v) employment terminated due to retirement, for only those employees who are eligible for retirement as of December 31, 2014 or (vi) with respect to Mr. Case only, his employment terminated due to the company’s non-renewal of the employment agreement.  Also excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under our other insurance policies.  With the exception of medical benefits, which are to be paid monthly, the following amounts represent lump-sum payments and benefits. The closing price of our stock on December 31, 2014 used to calculate equity values for this table was $47.71.

Name and Trigger	Severance Payments(1)	Bonus Payments(2)	Medical Benefits(3)	Value of Accelerated Equity Awards(4)	Life Insurance Benefit(5)	Total
John P. Case
Qualifying Termination	$1,600,000	$ 3,200,000	$ 21,424	$ 10,236,038	-	$15,057,462
Change in Control Termination	2,400,000	4,800,000	21,424	10,236,038	-	$17,457,462
Change in Control	-	-	-	10,236,038	-	$10,236,038
Death	800,000	1,600,000	21,424	10,749,206	600,000	$13,770,630
Disability	-	-	-	10,749,206	-	$10,749,206
Non-renewal of Employment Agreement	1,200,000	2,400,000	21,424	11,261,898	-	$14,883,322
Sumit Roy
Qualifying Termination	425,000	610,804	21,424	2,616,417	-	$3,673,645
Change in Control Termination	637,500	610,804	32,136	2,616,417	-	$3,896,857
Change in Control	-	-	-	2,616,417	-	$2,616,417
Death	-	-	-	2,868,134	600,000	$3,468,134
Disability	-	-	-	502,959	-	$502,959
Paul M. Meurer
Qualifying Termination	400,000	589,067	21,424	3,101,723	-	$4,112,214
Change in Control Termination	600,000	589,067	32,136	3,101,723	-	$4,322,926
Change in Control	-	-	-	3,101,723	-	$3,101,723
Death	-	-	-	3,353,441	600,000	$3,953,441
Disability	-	-	-	502,959	-	$502,959
Michael R. Pfeiffer
Qualifying Termination	375,000	446,292	20,995	3,070,950	-	$3,913,237
Change in Control Termination	562,500	446,292	31,493	3,070,950	-	$4,111,235
Change in Control	-	-	-	3,070,950	-	$3,070,950
Death	-	-	-	3,290,082	600,000	$3,890,082
Disability	-	-	-	437,835	-	$437,835
Richard G. Collins
Qualifying Termination	325,000	338,057	14,343	182,348	-	$859,748
Change in Control Termination	487,500	338,057	21,515	182,348	-	$1,029,420
Change in Control	-	-	-	182,348	-	$182,348
Death	-	-	-	365,077	600,000	$965,077
Disability	-	-	-	365,077	-	$365,077
Retirement	-	389,172	-	182,348	-	$571,520
Gary M. Malino (6)	450,000	710,000	15,482	3,647,325	-	$4,822,807

(1)       Amount represents twelve months base salary in the case of a Qualifying Termination and eighteen months base salary in the case of a Change in Control Termination, for all officers excluding Mr. Case.  For Mr. Case, the amount represents 24 months base salary in the case of a Qualifying Termination, 36 months base salary in the case of a Change in Control Termination, twelve months base salary in the case of Death or Disability, and 18 months of base salary in the case of Non-renewal of Employment Agreement.

(2)       Amount represents the average of annual bonuses paid based on performance for 2014, 2013 and 2012 (includes amounts presented as  non-equity incentive compensation awarded for 2014 performance and annual cash bonuses awarded for 2013 and 2012 performance in the “Summary Compensation Table”) for all officers excluding Mr. Case.  For Mr. Case, the amount represents two times his bonus amount in the case of a Qualifying Termination, three times his bonus amount in the case of a Change in Control Termination, his bonus amount in the case of Death or Disability, and 1.5 times his bonus amount in the case of Non-renewal of Employment Agreement.

(3)            Amount represents continuation of group medical insurance coverage at our expense for a period of twelve months in the case of a Qualifying Termination and for eighteen months in the case of a Change in Control Termination, for all officers excluding Mr. Case.  For Mr. Case this amount represents continuation of group medical insurance coverage at our expense for a period of twelve months in the case of a Qualifying Termination, a Change in Control Termination, Death or Disability, and Non-renewal of Employment Agreement.

(4)            Amount represents the aggregate value of the acceleration of vesting of the executive officer’s outstanding restricted stock awards and for Mr. Case’s 2013 performance award. For purposes of this calculation, each officer’s total unvested restricted stock awards on December 31, 2014 are multiplied by our common stock closing price on December 31, 2014 of $47.71. For termination scenarios, other than death or disability, the amount also includes the estimated amount payable under the 2014-2016 performance shares consistent with the valuation of these awards set forth in the “Outstanding Equity Awards Table” on page 44, which reflects maximum performance shares earned based on between target and maximum performance under the performance conditions of the 2014-2016 performance shares for the period of December 1, 2014 through December 31, 2014, and pro-rated one-third as one third is the amount of time passed under the three year performance period as of December 31, 2014, except no such pro-rating occurs for Mr. Case in the event of a termination due to non-renewal of his employment agreement. For death and disability, the amount reflects the value of the granted target performance shares, based on the December 31, 2014 stock price. Not included in the table is the continued vesting of the executive’s restricted stock in accordance with its original vesting schedule in the event of a termination of employment as a result of disability for all named executive officers other than Mr. Case.  The vesting schedule is set forth under the “Outstanding Equity Awards Table” on page 44.

(5)            Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2014. This amount is calculated as two times the 2014 base salary of each named executive officer plus $15,000, up to a maximum amount of $600,000.  Amounts payable under our disability insurance policies upon disability are not included as they are available to all employees on a non-discriminatory basis.

(6)            Since Mr. Malino’s employment was terminated on October 1, 2014 and treated as a Qualifying Termination, the amounts shown for Mr. Malino are the actual amounts paid and earned in connection with his actual termination and all other scenarios are excluded as he was no longer employed on December 31, 2014.  The closing price of our stock on October 8, 2014, the effective date of Mr. Malino’s termination, used to calculate equity values for this table was $42.17.  The amounts shown exclude $80,000 of consulting fees paid in accordance with his consultant agreement, and a $220,000 consulting bonus, which was paid in February 2015.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Realty Income Corporation is comprised of independent directors as required by the listing standards of the New York Stock Exchange (“NYSE”). The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission (“SEC”), which was adopted by Realty Income’s Board of Directors. In 2014, the Audit Committee met seven times.

The role of the Audit Committee is to select and engage, our independent registered public accounting firm, which is currently KPMG, LLP, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors.  Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and Realty Income’s internal controls over financial reporting and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion on management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audit of the consolidated financial statements and the audit of internal controls over financial reporting of Realty Income, as of and for the year ended December 31, 2014. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and it has discussed with the auditors their independence from Realty Income and its management. The Audit Committee has also considered whether KPMG LLP’s preparation of tax returns, tax consulting services and other non-audit services to Realty Income is compatible with maintaining KPMG LLP’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Submitted on March 9, 2015 by the members of the Audit Committee of Realty Income’s Board of Directors.

Kathleen R. Allen, Ph.D.
A. Larry Chapman
Gregory T. McLaughlin
Ronald L. Merriman, Chairman

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended (“the Exchange Act”), except to the extent that Realty Income specifically incorporates the same by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities (collectively “Insiders”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income.  Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by the company for the year ended December 31, 2014, or written representations from certain reporting persons, we believe that during the year ended December 31, 2014, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock.

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics, and the Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of the company’s last fiscal year was, our director or executive officer or a nominee to become our director; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

We had no related party transactions in 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 5, 2015, based on 227,024,420 shares of common stock outstanding on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, each nominee and each named executive officer; (ii) all current directors and executive officers of Realty Income as a group; and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class
John P. Case(1)	241,488	0.1
Michael R. Pfeiffer(2)	69,392	*
Paul M. Meurer(3)	67,498	*
Sumit Roy(4)	64,689	*
Richard G. Collins(5)	49,537	*
Michael D. McKee(6)	129,500	0.1
Kathleen R. Allen, Ph.D.(7)	70,000	*
Priya Cherian Huskins(8)	27,657	*
Gregory T. McLaughlin(9)	15,832	*
Ronald L. Merriman(10)	12,246	*
A. Larry Chapman(11)	13,166	*
Stephen E. Sterrett(12)	4,000	*

All directors and executive officers of the company, as a group (16 persons)	822,329	0.4

*Less than one-tenth of one percent

Stockholders Holding 5% or more	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class
The Vanguard Group, Inc.(13) 100 Vanguard Blvd. Malvern, PA 19355	30,876,311	13.9
BlackRock, Inc.(14) 55 East 52nd Street New York, NY 10022	22,324,471	10.0
Vanguard Specialized Funds – Vanguard REIT Index Fund(15) 100 Vanguard Blvd. Malvern, PA 19355	16,525,430	7.4

(1)           Mr. Case’s total includes 213,691 shares of unvested restricted stock and 27,797 shares of vested stock.

(2)           Mr. Pfeiffer’s total includes 46,909 shares of unvested restricted stock and 22,483 shares owned of record by The Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power.

(3)           Mr. Meurer’s total includes 49,323 shares of unvested restricted stock and 18,175 shares of vested stock.

(4)           Mr. Roy’s total includes 60,119 shares of unvested restricted stock and 4,570 shares of vested stock.

(5)           Mr. Collins’ total includes 49,537 shares owned of record by The Collins Family Trust dated February 7, 2008, of which he is a trustee and has shared voting and investment power.

(6)           Mr. McKee’s total includes 97,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 6,400 shares owned of record by MCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, 6,400 shares owned of record by MCC Ventures, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(7)           Dr. Allen’s total includes 70,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.

(8)           Ms. Huskins’s total includes 8,001 shares of unvested restricted stock and 19,656 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(9)           Mr. McLaughlin’s total includes 8,001 shares of unvested restricted stock and 7,831 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.

(10)        Mr. Merriman’s total includes 12,246 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.

(11)        Mr. Chapman’s total includes 8,001 shares of unvested restricted stock and 5,165 shares of vested stock owned of record by A. Larry Chapman and Patricia L. Chapman, Trustees of the Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.

(12)        Mr. Sterrett’s total includes 4,000 shares of unvested restricted stock.

(13)        Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2015, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 511,283 and 30,480,008 shares of our common stock, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 180,700 and 396,303 shares of our common stock, respectively.  Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 130,003 shares of our common stock as a result of its serving as investment manager of collective trust accounts and directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 647,580 shares of our common stock as a result of its serving as investment manager of Australian investment offerings and directs the voting of these shares.  Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.

(14)        Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 10, 2015, BlackRock, Inc. has sole power to vote or direct the vote of 21,064,712 shares of our common stock, and sole power to dispose or direct the disposition of 22,324,471 shares of our common stock.

(15)        Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 6, 2015, Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT Index Fund”) has sole power to vote or direct the vote of 16,525,430 shares of our common stock and does not have the power to dispose or direct the disposition of any shares of our common stock.  Vanguard REIT Index Fund is an investment company registered under Section 8 of the Investment Company Act of 1940.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2014

The following table sets forth certain equity compensation plan information as of December 31, 2014.  We historically have only granted shares of restricted stock under the equity plan, but beginning in 2014 we granted long-term performance shares:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	71,705(2)	n/a	2,239,984(3)

Equity compensation plans not approved by security holders	-	n/a	-
Total	71,705		2,239,984

(1)                 Each of our equity compensation plans has been approved by our stockholders.

(2)                 Assumes issuance of shares based on target performance of performance shares outstanding at December 31, 2014.

(3)                 Represents restricted shares of our common stock available for issuance under our 2012 Stock Incentive Award Plan. This amount has been reduced by the 71,705 performance shares outstanding at December 31, 2014 assuming target performance.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2014 and 2013 were as follows:

	2014	2013
Total audit fees(1)(2)	$ 1,484,000	$ 1,524,000

Tax fees(3)	633,000	853,000

(1)           Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the audit of internal controls.  Includes $19,000 paid in 2013 for the stand-alone audit of CRG-CS, LLC, our subsidiary.

(2)           Includes the aggregate fees billed by KPMG LLP, which are associated with the issuances of comfort letters to underwriters and review of registration statements in connection with the issuance of consents totaling approximately $136,000 in 2014 and $131,000 in 2013.

(3)           Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to us. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and that the engagement should not involve work that would result in our registered public accounting firm eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. The Audit Committee has delegated authority to its chairman to approve certain non-audit engagement fees, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. All of the services performed by KPMG LLP in 2014 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

STOCKHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for our 2016 annual meeting of stockholders, they must be received by us at our principal office, 11995 El Camino Real, San Diego, CA  92130 on or before December 4, 2015.

In addition, if a stockholder desires to bring business (including director nominations) before our 2016 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2016 proxy statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between October 29, 2015 and November 28, 2015. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Nominations and Stockholder Business,” a copy of which may be obtained from our Corporate Secretary upon request and without charge.  If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this annual report, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, 11995 El Camino Real, San Diego, CA 92130, or contact Investor Relations by telephone at (877) 924-6266. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended (“the Exchange Act”), which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes.  In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors,

/s/ MICHAEL R. PFEIFFER

Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary
March 27, 2015

REALTY INCOME CORPORATION SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern  Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign  and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M82661-P61690	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

REALTY INCOME CORPORATION

The Board of Directors recommends a vote FOR the election of the eight director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015, and FOR the resolution to approve the compensation of our named executive officers as described in the Compensation  Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement.

Proposal 1. To elect the following eight director nominees to serve until the 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify:		For	Against	Abstain
Nominees:

1a. 1b. 1c.	Kathleen R. Allen, PhD. John P. Case A. Larry Chapman	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	Proposal 2. Ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015.	For ☐	Against ☐	Abstain ☐

1d.	Priya Cherian Huskins	☐	☐	☐	Proposal 3. Non-binding advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

1e.	Michael D. McKee	☐	☐	☐

1f.	Gregory T. McLaughlin	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED  WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOu ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING  OR ANY ADJOuRNMENTS OR POSTPONEMENTS THEREOF.

1g.	Ronald L. Merriman	☐	☐	☐

1h.	Stephen E. Sterrett	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon.  When signing  as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners  should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M82662-P61690

REALTY INCOME CORPORATION

ANNuAL MEETING OF STOCKHOLDERS

Tuesday, May 12, 2015

9:00 a.m., Pacific Daylight Time

San Diego Marriott Del Mar

11966 El Camino Real

San Diego, CA 92130

This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for use at the Annual Meeting of Stockholders on May 12, 2015.

The shares of stock held in your account will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the eight director nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015, and "FOR" the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournments or postponements thereof.

By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies and appoint Michael R. Pfeiffer and Sumit Roy, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and all adjournments or postponements thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof and otherwise to represent you at the Annual Meeting and all adjournments or postponements thereof with all powers possessed by you, if personally present.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side